Form 10-K, Exhibit 13
period 1996-12-31
VILLAGE BANCORP INC
filed 1997-03-31
CIK 715148

VILLAGE
                   BANCORP

             [PHOTO] Compass

             Table of Contents

             2  o  Letter to Stockholders
             4  o  Business
             9  o  Business/Selected Financial Data
            10  o  Management's Discussion & Analysis of
                   Financial Condition & Results of Operations
            14  o  Independent Auditors' Report
            15  o  Consolidated Balance Sheets
            16  o  Consolidated Statements of Income
            17  o  Consolidated Statements of Changes in Stockholders' Equity
            18  o  Consolidated Statements of Cash Flows
            19  o  Notes to Consolidated Financial Statements
            33  o  Officers, Board of Directors & Advisory Board of Directors
            35  o  Capital Stock, Annual Meeting, Request for
                   Financial Information
            36  o  Banking Office Information


            1996 ANNUAL REPORT

================================================================================
                                                                 [PHOTO] Compass


We are very pleased to report that the financial results of our Corpora- tion for 1996 demonstrate the success of our past expansion efforts and point to an even brighter future.

Net income for the year 1996 was $1,820,000 or $1.91 per share, a 38% increase from the 1995 net income of $1,316,000 or $1.38 per share. Besides strong core earnings, the Corporation's net profit was enhanced by the utilization of tax loss carry forwards available as a result of the Corporation's 1994 acquisition of Liberty National Bank.

The Corporation's balance sheet continues to grow. Total consolidated assets on December 31, 1996 were $179,550,000. Total deposits on that date were $162,625,000 and total loans outstanding were $126,836,000.

On December 31, 1996, the Corporation's total stockholders' equity was $15,297,000, or a book value of $16.07 per share. During the year of 1996, the Corporation paid cash dividends of $ .67 per share, up from the $ .48 per share paid in 1995.

Construction of the new Danbury City Center office of The Village Bank & Trust Company is proceeding on schedule. Our fifth banking office, which will be located on the ground floor of the building, is slated to open in July. It is believed that this office will quickly add to the Corporation's profitability because of its strategic location convenient to the city's business, legal and professional communities.

The year 1996 saw an acceleration in many of the trends that have affected the banking industry throughout the first half of this decade. Connecticut saw several mergers and consolidations which resulted in the disappearance of a number of community banks. As more and more banks are absorbed into large holding companies based out of state, many businesses and individuals are realizing just how valuable and desirable a local community bank is.

Village Bancorp, Inc. and The Village Bank & Trust Company are benefiting from this trend. Being a locally based commercial bank gives us the ability to be a unique alternative to mammoth out of state financial institutions and is presenting us with many new and exciting opportunities.

The pace of technological change in our industry is also accelerating. In order to compete in this new environment, The Village Bank will be introducing a number of new services and products designed to provide our customers with the options they expect from their bank.

                                                            Letter to
                                                            Our
                                                            Stockholders


Along with these changes, however, the Bank will never lose sight of the fact that personal service going beyond our customers' expectations provides our competitive edge over our large competitors. We are proud of our reputation for this type of service, and work hard every day to maintain it. We believe that the Corporation's results for 1996 demonstrate that we continue "to navigate a steady course in a sea of change."

Thank you for investing in Village Bancorp, Inc. We will continue to do all we can to see that you are pleased with that investment.




[GRAPHIC] Box            /s/ Edward J. Hannafin
                         -----------------------------------
                         Edward J. Hannafin
                         Chairman


                         /s/  Robert V. Macklin
                         -----------------------------------
                         Robert V. Macklin
                         President & Chief Executive Officer

================================================================================
Business


DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

                                                                (Dollar amounts in thousands)
                                                1996                         1995                         1994
===========================================================================================================================
                                     Average            Yield/    Average           Yield/    Average            Yield/
                                     Balance  Interest   Rate     Balance  Interest  Rate     Balance  Interest   Rate
===========================================================================================================================
ASSETS

Interest earning assets:
   Loans(1)                         $121,387   $10,472   8.63%  $ 116,556  $10,177   8.73%   $ 98,908   $7,808    7.89%
   Taxable securities(2)              32,132     1,883   5.86      26,912    1,680   6.24      32,839    1,777    5.41
   Tax--exempt securities              2,495       121   4.85       2,284      112   4.90       1,979      100    5.05
   Federal funds sold                  5,994       317   5.29       6,329      371   5.86       6,289      266    4.23
---------------------------------------------------------------------------------------------------------------------------
   Total interest earning assets     162,008   $12,793   7.90%    152,081  $12,340   8.11%    140,015   $9,951    7.11%
---------------------------------------------------------------------------------------------------------------------------
Noninterest earning assets:
   Cash and due from banks             8,004                        7,722                       7,561
   Bank premises and equipment         1,537                        1,608                       1,441
   Accrued income and other assets     2,532                        1,951                       2,070
   Allowance for loan losses          (1,299)                      (1,464)                     (1,582)
---------------------------------------------------------------------------------------------------------------------------
TOTAL                               $172,782                    $ 161,898                    $149,505
===========================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest bearing liabilities:
   NOW accounts                     $ 39,029   $   622   1.59%  $  35,759  $   622   1.74%   $ 38,367   $  592    1.54%
   Savings deposits                   46,200     1,320   2.68      44,334    1,230   2.77      52,645    1,233    2.34
   Time deposits                      54,990     3,011   5.48      50,413    2,761   5.48      30,339    1,124    3.70
   Federal funds purchased                 8        --     --         556       33   5.94          --       --      --
---------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities   140,227   $ 4,953   3.53%    131,062  $ 4,646   3.54%    121,351   $2,949    2.43%
---------------------------------------------------------------------------------------------------------------------------
Noninterest bearing liabilities:
   Demand deposits                    16,271                       15,974                      14,291
   Other                               1,670                        1,317                         768
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                    158,168                      148,353                     136,410
Stockholders' equity                  14,614                       13,545                      13,095
---------------------------------------------------------------------------------------------------------------------------
TOTAL                               $172,782                    $ 161,898                    $149,505
===========================================================================================================================
NET INTEREST INCOME                            $ 7,840                     $ 7,694                      $7,002
===========================================================================================================================
NET YIELD ON INTEREST
EARNING ASSETS                                           4.84%                       5.06%                        5.00%
===========================================================================================================================

(1) For the purposes of these computations, nonaccruing loans are included in the daily average loan amounts outstanding. Interest income includes fees on loans of $198,000, $165,000 and $123,000 in 1996, 1995 and 1994, respectively.
(2)  Includes Federal Home Loan Bank stock.

================================================================================
                                                                  [LOGO] Compass

VOLUME/RATE ANALYSIS

The following table sets forth for the periods indicated a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate.

                                                                    (In thousands)
                                           1996 Compared to 1995                       1995 Compared to 1994
                                      Increase (Decrease) Due to:(1)              Increase (Decrease) Due to:(1)
=====================================================================================================================
                                       Volume      Rate        Net                 Volume      Rate        Net
=====================================================================================================================

Interest income on:
  Loans                                $    408   $   (113)  $    295              $ 1,484    $   885    $ 2,369
  Taxable securities                        296        (93)       203                 (647)       550        (97)
  Tax-exempt securities                      10         (1)         9                   15         (3)        12
  Federal funds sold                        (19)       (35)       (54)                   2        103        105
---------------------------------------------------------------------------------------------------------------------
Total                                  $    695   $   (242)  $    453              $   854    $ 1,535    $ 2,389
=====================================================================================================================

Interest expense on:
  NOW accounts                         $     --   $     --   $     --              $   (33)   $    63    $    30
  Savings deposits                          395       (305)        90                   18        (21)        (3)
  Time deposits                             250         --        250                  948        689      1,637
   Federal funds purchased                  (16)       (17)       (33)                  33         --         33
---------------------------------------------------------------------------------------------------------------------
Total                                  $    629   $   (322)  $    307              $   966    $   731    $ 1,697
=====================================================================================================================

(1) The change in interest due to both rate and volume has been allocated to the volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.


SECURITIES PORTFOLIO

The following table sets forth the balance sheet carrying amount of securities at the dates indicated:

                                                                         (In thousands)
                                                                          December 31,
                                                        1996                  1995                 1994
=====================================================================================================================
U.S. Treasury and other U.S.
  Government agencies                                $  30,218             $  32,060             $  33,222
States and political subdivisions                        2,639                 2,444                 2,323
Corporate bonds                                             --                    --                   176
Other                                                       47                    58                    96
---------------------------------------------------------------------------------------------------------------------
TOTAL                                                $  32,904             $  34,562             $  35,817
=====================================================================================================================

                                     Village Bancorp, Inc. o 1996 Annual Report

================================================================================
Business (continued)


The following table sets forth the maturities of securities at December 31, 1996 and the weighted average yields of such securities (calculated on the basis of the amortized cost and effective yields weighted for the scheduled maturity of each security). Tax equivalent adjustments have not been made in calculating yields on obligations of states and political subdivisions.

                                                              (Dollar amounts in thousands)
                                                                        Maturing

                                                      After One Year But      After Five Years But            After
                                Within One Year        Within Five Years        Within Ten Years            Ten Years
                                Amount    Yield         Amount     Yield        Amount     Yield        Amount      Yield
===========================================================================================================================
U.S. Treasury and other U.S.
  Government agencies         $ 10,286    5.65%        $17,751    5.77%         $ 2,014    5.94%       $    167      7.40%
States and political
  subdivisions                     246    5.67           1,431    4.59              812    4.89             150      5.30
Other                               12    4.89              35    6.50               --      --              --        --
---------------------------------------------------------------------------------------------------------------------------
TOTALS                        $ 10,544    5.65%        $19,217    5.68%         $ 2,826    5.64%       $    317      6.41%
===========================================================================================================================


LOAN PORTFOLIO

The following table shows the Bank's loan distribution (net of deferred loan fees) at the end of each of the last three years:

                                                                             (In thousands)
                                                                              December  31,
                                                                1996              1995             1994
===========================================================================================================================
Real estate - mortgage and home equity                       $  96,345          $ 88,400          $84,756
Real estate - construction and land development                  7,953             7,737            4,787
Installment and consumer credit                                  9,917            10,562            8,130
Commercial and financial                                        12,621            12,892            8,652
---------------------------------------------------------------------------------------------------------------------------
TOTALS                                                       $ 126,836          $119,591         $106,325
===========================================================================================================================


The following table shows the maturity of gross loans (excluding installment and consumer credit loans) outstanding as of December 31, 1996. Also provided are the amounts due after one year classified according to sensitivity to changes in interest rates.


                                                                                      (In thousands)
                                                                                         Maturing

                                                                             After One Year
                                                               Within          But Within          After
                                                              One Year         Five Years       Five Years           Total
===========================================================================================================================
Commercial and financial                                      $  6,222          $  5,691          $   708         $  12,621
Real estate - construction and land development                  7,557               160              236             7,953
Real estate - mortgage and home equity                             873             9,839           85,633            96,345
---------------------------------------------------------------------------------------------------------------------------
TOTAL                                                         $ 14,652          $ 15,690          $86,577         $ 116,919
===========================================================================================================================

Loans maturing after one year with:
  Fixed interest rates                                                          $  4,880          $10,496
  Variable interest rates                                                         10,810           76,081
---------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                           $ 15,690          $86,577
===========================================================================================================================

================================================================================
                                                                  [LOGO] Compass

NONACCRUAL AND PAST DUE LOANS

The following table summarizes the Bank's nonaccrual loans and loans past due 90 days or more:

                                                                                      (In thousands)
                                                                                       December 31,
                                                                         1996              1995             1994
===========================================================================================================================
Nonaccrual loans                                                        $1,596           $   606           $   240
Accruing loans past due
  90 days or more                                                          157               230               314
---------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                   $1,753           $   836           $   554
===========================================================================================================================


At December 31, 1996, $1,579,000 of nonaccrual loans were collateralized.

A loan is put on nonaccrual basis when the loan becomes past due ninety days, except for instances where there are factors known to management which reflect favorably on the ability of the customer to fulfill the obligation. The Bank would have recorded an additional $59,000, $51,000 and $55,000 of gross interest income in 1996, 1995 and 1994, respectively, if nonaccrual loans had been current.


SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes the activity in the allowance for loan losses:

                                                                          (Dollar amounts in thousands)
                                                                      1996             1995              1994
===========================================================================================================================
Allowance at beginning of year                                     $  1,311          $ 1,551           $ 1,713
Charge-offs:
   Commercial and financial                                               -               95               319
  Installment and consumer credit                                        69              183                20
  Real estate - mortgage                                                104              186               177
---------------------------------------------------------------------------------------------------------------------------
  Total charge-offs                                                     173              464               516
===========================================================================================================================
Recoveries:
   Commercial and financial                                              10                8                42
   Installment and consumer credit                                        7                6                 1
   Real estate - mortgage                                                81                -                 -
---------------------------------------------------------------------------------------------------------------------------
  Total recoveries                                                       98               14                43
===========================================================================================================================
Net charge-offs                                                          75              450               473
Provision for loan losses  (1)                                          120              210               311
---------------------------------------------------------------------------------------------------------------------------
Allowance at end of year                                           $  1,356          $ 1,311           $ 1,551
===========================================================================================================================
Ratio of net charge-offs (recoveries) during the
  year to average loans outstanding                                    .062%            .385%             .478%
===========================================================================================================================

(1) The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors which include, but are not limited to, general economic conditions, loan portfolio composition, prior loan loss experience and management's estimation of potential losses.


The allowance for loan losses is considered adequate by management to cover known and unknown risk elements in the portfolios. This consideration is affected by the Bank's real estate lending portfolio which represents the major portion of the growth in the loan portfolios. Real estate loans are generally well collateralized, and are therefore reflected as such in the allowance. Management anticipates no material increase or decrease in charge-off activity in 1997.

                                     Village Bancorp, Inc. o 1996 Annual Report

================================================================================
BUSSINESS (continued)                                           [PHOTO] Compass


DEPOSITS

The average daily amount of deposits and rates paid on such deposits are summarized for the periods indicated in the following table:


                                                                      (Dollar amounts in thousands)
                                                                         Year Ended December 31,
                                                        1996                      1995                      1994
===========================================================================================================================
                                                Amount        Rate        Amount        Rate        Amount         Rate
===========================================================================================================================
Noninterest bearing and
  demand deposits                              $ 16,271                  $  15,974                 $  14,291
NOW accounts                                     39,029       1.59%         35,759      1.74%         38,367       1.54%
Savings deposits                                 46,200       2.68          44,334      2.77          52,645       2.34
Time deposits                                    54,990       5.48          50,413      5.48          30,339       3.70
---------------------------------------------------------------------------------------------------------------------------
TOTAL                                          $156,490                   $146,480                 $ 135,642
===========================================================================================================================


Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1996 are summarized as follows:


                                                                         (In thousands)
                                                                  Time Certificates of Deposit
===========================================================================================================================
Three months or less                                                     $   1,932
Over three through six months                                                2,763
Over six through twelve months                                               2,558
Over twelve months                                                             887
---------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                    $   8,140
===========================================================================================================================

RETURN ON EQUITY AND ASSETS

The following table shows consolidated operating and capital ratios for each of the last three years:

                                                                     Year Ended December 31,
                                                            1996              1995             1994
===========================================================================================================================
Return on average assets                                   1.05%              .81%             .47%
Return on average stockholders' equity                    12.45              9.72             5.40
Dividend payout ratio                                     35.08             34.78            85.14
Equity to assets ratio  (1)                                8.46              8.37             8.76
===========================================================================================================================

(1) Ratio is based upon average stockholders' equity and average asset balances.

================================================================================
BUSSINESS / SELECTED FINANCIAL DATA                              [PHOTO] Compass


INTEREST RATE SENSITIVITY

The following table sets forth the dollar amount of rate sensitive assets and liabilities that reprice within the stated time frames at December 31, 1996:

                                                                      (Dollar amounts in thousands)
Rate Sensitive Assets:
                                                   1 Year or less     1 - 5 Years      Over 5 Years         Total
===========================================================================================================================
Loans (net of deferred loan fees)                    $ 105,718         $  10,090        $  11,028         $ 126,836
Federal funds                                            6,600                 -               --             6,600
Securities                                              11,257            19,216            3,143            33,616
---------------------------------------------------------------------------------------------------------------------------
Total                                                  123,575            29,306           14,171           167,052
===========================================================================================================================

Rate Sensitive Liabilities:
Deposits                                               142,107             5,393               --           147,500
---------------------------------------------------------------------------------------------------------------------------
Gap (Repricing difference)                           $ (18,532)        $  23,913        $  14,171         $  19,552
===========================================================================================================================
Cumulative gap                                       $ (18,532)        $   5,381        $  19,552
===========================================================================================================================
Cumulative ratio of rate
  sensitive assets to liabilities                          .87              1.04             1.13
===========================================================================================================================


SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the last five years:

                                                       (In thousands, except per share amounts)
                                                                Year Ended December 31,
                                      1996              1995             1994              1993             1992
===========================================================================================================================
Net interest income                 $  7,840         $   7,694         $   7,002        $   6,744         $   6,075
Provision for loan losses                120               210               311               45               154
Net income                             1,820             1,316               707              994               861
---------------------------------------------------------------------------------------------------------------------------
Per share data:  (1)
  Net income                        $   1.91         $    1.38         $     .74        $    1.05         $     .91
  Cash dividends declared                .67               .48               .63              .52               .37
---------------------------------------------------------------------------------------------------------------------------
Balance sheet totals:
  Average assets                    $172,782         $ 161,898         $ 149,505       $  143,365        $  131,898
  Average deposits                   156,498           146,480           135,642          129,752           119,193
  Average stockholders' equity        14,614            13,545            13,095           12,824            11,663
===========================================================================================================================


The following table sets forth selected quarterly financial data for 1996 and 1995:

                                                            (In thousands, except per share amounts)

                                                    1996 Quarters                               1995 Quarters
                                       Total   Fourth    Third   Second    First   Total   Fourth    Third   Second   First
===========================================================================================================================
Net interest income                  $ 7,840   $1,947   $1,995  $ 1,933  $1,965$   7,694  $ 1,939  $ 1,937  $ 1,914  $1,904
Provision for loan losses                120       30       30       30       30     210       30       75       55      50
Net income                             1,820      549      458      421      392   1,316      397      318      265     336
---------------------------------------------------------------------------------------------------------------------------

Per share data: (1)
Net income                             $1.91   $  .58   $  .48  $   .44  $   .41   $ 1.38 $   .41  $   .34  $   .28  $  .35
Cash dividends declared                  .67      .18      .17      .17      .15      .48     .15      .11      .11     .11
===========================================================================================================================

(1) Adjusted to give effect to stock dividends.

                                     Village Bancorp, Inc. o 1996 Annual Report

===============================================================================
Management's Discussion & Analysis of Financial Condition &
Results of Operations

General

Village Bancorp, Inc. (Company) is a Connecticut incorporated bank holding company and parent corporation of the Village Bank & Trust Company (Village), which is the only subsidiary of the Company. In January 1994, Village Bancorp, Inc. and Liberty National Bank (Liberty) jointly announced the signing of an agreement by which Village Bancorp, Inc. would acquire all of the outstanding common stock of Liberty. This acquisition took place in November of 1994. In June of 1995, Liberty National Bank was merged into The Village Bank & Trust Company. All historical financial data has been restated to include both entities for all periods presented. The Bank functions as a financial intermediary acting as depository and lender of funds to its customers, and generates its income from the interest earned on invested assets less interest paid on its deposits and interest bearing liabilities. The Bank is a member of the Federal Deposit Insurance Corporation (FDIC) and the deposits of the Bank are insured by the FDIC to the extent provided by law. The Bank offers all general commercial banking services allowed by both State and Federal regulations. The Company does not engage in any non-banking activities that are permitted to bank holding companies under enacted regulations. The Bank is subject to intense competition from various financial institutions and other companies or firms that engage in similiar activities. Bank holding companies and banks are extensively regulated under both federal and state law. As of December 31, 1996, the Bank had 77 full-time equivalent employees. Most full-time employees are eligible for group life, health and medical and disability insurance. Village Bank & Trust employees are eligible for participation in a 401(k) plan after one year of service. The Company is listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") SmallCap Stock Market price quotation service under the symbol "VBNK". Village began operating a trust department and offering trust services in the third quarter of 1993.

COMPARISON OF 1996 TO 1995

Financial Condition

The Company had total assets of $179,550,000 on December 31, 1996 as compared to assets of $174,277,000 on December 31, 1995. The most significant area of increase over the past year was in loans, which increased $7,245,000 (6.1%).

Loan growth was funded mainly by an increase of $4,086,000 (2.6%) in the Bank's deposits. This increase in loans is primarily attributable to a combination of factors. The Bank increased its marketing effort in this area and at the same time brought on board two loan originators.

In addition the Bank also expanded the adjustable rate product line with a new selection of choices. These new product lines have been well received, and as the Bank generally retains adjustable rate loans for its own portfolio, this contributed to the increase in the mortgage loan area.

The loan portfolio of the Bank includes $104,298,000 of real estate, home equity and construction mortgages. This is 82.2% of the Bank's total loan portfolio as of December 31, 1996. This is in comparison to $96,137,000 (80.4%) in real estate related loans outstanding on December 31, 1995. Due to this high percentage of real estate loans the management of the Bank is continuously monitoring real estate values and the general economic conditions in the Bank's lending areas so that it may take appropriate action when necessary.

Capital Resources

The Company, aware that its capital position is a measure of its ongoing viability and ability to compete effectively in the highly competitive financial services industry, strives to maintain a strong capital position. With a strong capital position, the Company has the ability to effectively compete now and in the future and to be better able to withstand economic instability or uncertainty. The Company had a leverage ratio of 8.46% on December 31, 1996 as compared to 8.37% on December 31, 1995.

In 1989 the Federal Deposit Insurance Corporation approved a final Statement of Policy on Risk-Based Capital to be implemented over a two-year transition period beginning at December 31, 1990. Risk weights are assigned to balance sheet and off-balance sheet items and are used to calculate the Bank's capital ratios. On December 31, 1996 the required minimum capital was 8.0% of total capital to risk weighted assets and 4.0% Tier 1 capital to risk weighted assets. The Company's ratios on December 31, 1996 were 14.62% total capital ratio and 13.43% Tier 1 capital ratio, which exceed the minimum requirements. These ratios for December 31, 1995 were 14.64% and 13.84%, respectively. Management does not anticipate any event that would cause the Company to fall below the minimum requirements at December 31, 1997, and anticipates that the Company will continue to have excess "risk -based" capital.

Results of Operations

Net income for 1996 was $1,820,000 as compared to $1,316,000 for 1995. Net interest income for 1996 amounted to $7,840,000 as compared to $7,694,000 for 1995. Net interest income increased primarily as a result of the increase in interest income on loans.

================================================================================
                                                                 [PHOTO] Compass

Income Taxes

The Company's provision for income taxes was $471,000 for 1996 as compared to $984,000 for 1995. The change in the Company's provision for income taxes was primarily due to the Company utilizing tax loss carry forwards available as a result of the 1994 acquisition of Liberty National Bank, along with the receipt of a tax refund settlement from the State of Connecticut.

An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a chance in tax rates is recognized in income in the period the change is enacted.

Assets and Related Income Analysis

Loans outstanding on December 31, 1996 totaled $126,836,000 as compared to $119,591,000 outstanding on December 31, 1995. The increase in the loan portfolio of $7,245,000 (6.1%) was for the most part attributable to the majority of real estate loans originated being variable rate, which the Bank primarily holds for its own portfolio. The majority of loans at the Bank are and have been real estate related. Loan income increased $295,000 from $10,177,000 for 1995 to $10,472,000 for 1996. This increase is due to an increase in average outstanding loans from $116,921,000 for 1995 to $121,623,000 for 1996, offset by a decrease in the average rate earned from 8.70% in 1995 to 8.61% in 1996.

Securities, which consist of securities held-to-maturity and securities available-for-sale, decreased $1,658,000 (4.8%) from $34,562,000 at December 31, 1995 to $32,904,000 at December 31, 1996. Income from securities increased $208,000 (11.6%) from $1,792,000 for the 1995 period to $2,000,000 for the 1996 period. This increase resulted primarily from an increase in average dollar amount outstanding from $29,196,000 for 1995 to $34,570,000 for 1996, offset by a decrease in average rate earned from 6.14% for 1995 to 5.79% for 1996. In 1996 there were net security losses of $17,000; there were net security gains of $70,000 in 1995. The Bank has the positive intent and ability to hold securities designated as held-to-maturity until maturity and does not engage in trading activities. Securities available-for-sale are used to compensate for liquidity forecasting deviations.

Federal funds sold decreased $1,600,000 (19.5%) from $8,200,000 at December 31, 1995 to $6,600,000 at December 31, 1996. Federal funds sold income decreased $54,000 (14.6%) from $371,000 for 1995 to $317,000 for 1996. This decrease resulted primarily from a decrease in the average rate earned from 5.86% for 1995 to 5.29% in 1996, coupled with a decrease in average dollar amount outstanding from $6,329,000 in 1995 to $5,994,000 in 1996.

Liability and Related Expense Analysis

Deposits increased $4,086,000 (2.6%) from $158,539,000 at December 31, 1995 to
$162,625,000 at December 31, 1996. Interest on deposits increased $307,000 (6.6%) from $4,646,000 for 1995 to $4,953,000 for 1996. This increase is attributable to an increase in the average dollar amount outstanding from $146,480,000 for 1995 to $156,489,000 in 1996. The average rate paid was 3.17%
for both the 1995 and 1996 period.

Data processing services increased $63,000 (13.4%) from $470,000 in 1995 to $533,000 in 1996, as a result of increased use of services offered along with increased volumes.

Advertising increased $21,000 (16.8%) from $125,000 in 1995 to $146,000 in 1996 as a result of an increased emphasis in this area.

Other operating expenses increased $218,000 (28.9%) from $754,000 in 1995 to $972,000 in 1996. This increase was primarily due to a $152,000 increase in the legal and professional expense, from $72,000 in 1995 to $224,000 in 1996, resulting from professional fees incurred in connection with a tax refund settlement from the State of Connecticut. In addition, director and committee fees increased $53,000, from $106,000 in 1995 to $159,000 in 1996.

Provision for Loan Losses

The provision for loan losses decreased $90,000 (42.9%) from $210,000 for 1995 to $120,000 for 1996. The economy and the real estate market in the Bank's market areas are closely monitored by management to maintain an allowance for loan losses that is considered adequate. The loan loss allowance was $1,356,000 to support loan portfolios of $126,836,000, or a loan loss reserve ratio of 1.07%. This is in comparison to a ratio of 1.10% for 1995. Management believes that the allowance for loan losses is adequate.

Interest Rate Sensitivity

Financial institutions have become increasingly concerned about matching the repricing ability of interest-earning assets to the repricing ability of interest-bearing

                                     Village Bancorp, Inc. o 1996 Annual Report

================================================================================
Management's Discussion & Analysis of Financial Condition &
Results of Operations (continued)


liabilities. Interest rate risk occurs when these repricings occur in different time frames. An interest rate sensitivity "gap" is the difference between the repricing assets and the repricing liabilities occuring in a given time frame. A positive "gap" occurs when the asset amount exceeds the liability amount. A negative "gap" occurs when the liability amount exceeds the asset amount. In a falling interest rate environment a negative "gap" would tend to increase the institution's net interest income, while a positive "gap" would have an adverse effect. In a rising interest rate environment a positive "gap" would tend to increase the institution's net interest income, while a negative "gap" would have an adverse effect. Normally institutions attempt to match these repricings while maintaining an adequate interest rate spread without compromising the quality of assets. The Bank's interest rate sensitivity for the one year or less time frame consists of $123,575,000 of repricing assets compared to $142,107,000 of repricing liabilities. For more information please see "Business."

Liquidity

Liquidity is the ability to provide funds for loan requests, unexpected deposit outflows and meeting other recurring financial obligations. The Bank, as a financial intermediary, monitors its liquidity position carefully, so that it might identify trends that could impact its liquidity/cash flow position. The Bank experiences little in seasonal liquidity fluctuation. Loan commitments are also closely monitored to assure these commitments do not negatively affect the Bank's planned liquidity position. Primary liquidity is comprised of cash and due from banks, interbank overnight federal funds sold and securities maturing in less than one year. These assets aggregated $25,689,000, or 14.7% of total assets, as of December 31, 1996, as compared to $37,745,000 (21.7%) at December 31, 1995. The Bank has borrowing capabilities from the Federal Home Loan Bank of Boston, which is available as a supplemental source of funding for liquidity purposes. Management closely monitors the Bank's liquidity/cash flow position and does not anticipate any liquidity problems in the future.

Impact of Inflation

The quantitative impact of inflation is subjective in interpretation and difficult and imprecise to measure in the financial services industry. Inflation poses a financial risk as the Bank's assets consist mainly of financial assets which are funded by deposit liabilities of varying maturities and deposit yields as opposed to physical or real assets. With few fixed or physical assets, the Bank has a low degree of operating leverage which mitigates the inflationary impact. The financial leverage ratio of capital to total assets is the most effective measure of a financial institution's viability and its ability to withstand inflationary pressures.

COMPARISON OF 1995 TO 1994

Financial Condition

The Company had total assets of $174,277,000 on December 31, 1995 as compared to assets of $157,241,000 on December 31, 1994. The most significant area of increase over the past year was in loans, which increased $13,266,000 (12.5%).


Loan growth was funded by an increase of $15,118,000 (10.5%) in the Bank's deposits. This increase in loans is primarily due to the fact that the majority of the loans the Bank originated were variable rate loans which are generally retained for its own portfolio, as opposed to fixed rate loans which are generally sold in the secondary mortgage market.

The loan portfolio of the Bank includes $96,137,000 of real estate, home equity and construction mortgages. This is 80.4% of the Bank's total loan portfolio as of December 31, 1995. This is in comparison to $89,543,000 (84.2%) in real estate related loans outstanding on December 31, 1994.

Capital Resources

The Company had a leverage ratio of 8.37% on December 31, 1995 as compared to 8.79% on December 31, 1994. At December 31, 1995, the Company's total capital to risk weighted assets ratio was 14.68% and its Tier 1 capital to risk weighted assets ratio was 13.87%. Each of these capital ratios was substantially in excess of regulatory requirements.

Results of Operations

Net income for 1995 was $1,316,000 as compared to $707,000 for 1994. Net interest income for 1995 amounted to $7,694,000 as compared to $7,002,000 for 1994. Net interest income increased primarily as a result of the increase in interest income on loans.

================================================================================
                                                                 [PHOTO] Compass

Income Taxes

The Company's provision for income taxes was $984,000 for 1995 as compared to $719,000 for 1994.

Assets and Related Income Analysis

Loans outstanding on December 31, 1995 totaled $119,591,000 as compared to $106,325,000 outstanding on December 31, 1994. The increase in the loan portfolio of $13,266,000 (12.5%) was for the most part attributable to the majority of real estate loans originated being variable rate, which the Bank primarily holds for its own portfolio. The majority of loans at the Bank are and have been real estate related. Loan income increased $2,369,000 from $7,808,000 for 1994 to $10,177,000 for 1995. This increase is due to an increase in average outstanding loans from $98,908,000 for 1994 to $116,921,000 for 1995, coupled with an increase in the average rate earned from 7.81% in 1994 to 8.70% in 1995.

Securities, which consist of securities held-to-maturity and securities available-for-sale, decreased $1,255,000 (3.5%) from $35,817,000 at December 31, 1994 to $34,562,000 at December 31, 1995. Income from securities decreased $85,000 (4.5%) from $1,877,000 for the 1994 period to $1,792,000 for the 1995 period. This decrease resulted primarily from a decrease in average dollar amount outstanding from $34,818,000 for 1994 to $29,196,000 for 1995, offset by an increase in average rate earned from 5.39% for 1994 to 6.14% for 1995. Net security gains were $70,000 in 1995; there were none in 1994. The Bank holds securities held-to-maturity until maturity and does not trade them. Securities available-for-sale are used to compensate for liquidity forecasting deviations.

Federal funds sold increased $4,950,000 (152.3%) from $3,250,000 at December 31, 1994 to $8,200,000 at December 31, 1995. Federal funds sold income increased $105,000 (39.5%) from $266,000 for 1994 to $371,000 for 1995. This increase resulted primarily from an increase in the average rate earned from 4.23% for 1994 to 5.86% in 1995, coupled with a slight increase in average dollar amount outstanding from $6,289,000 in 1994 to $6,329,000 in 1995.

Liability and Related Expense Analysis

Deposits increased $15,118,000 (10.5%) from $143,421,000 at December 31, 1994 to
$158,539,000 at December 31, 1995. Interest on deposits increased $1,697,000 (57.5%) from $2,949,000 for 1994 to $4,646,000 for 1995. This increase is attributable to an increase in the average rate paid from 2.43% for 1994 to 3.17% for 1995 period, coupled with an increase in the average dollar amount outstanding from $135,642,000 for 1994 to $146,480,000 in 1995.

Data processing services increased $45,000 (10.6%) from $425,000 in 1994 to $470,000 in 1995, as a result of increased use of services offered along with increased volumes.

Printing, stationery and supplies expense increased $54,000 (32.5%) from $166,000 in 1994 to $220,000 in 1995, mainly as a result of the merger of Liberty National Bank.


Provision for Loan Losses

The provision for loan losses decreased $101,000 (32.5%) from $311,000 for 1994 to $210,000 for 1995. The economy and the real estate market in the Bank's market areas are closely monitored by management to maintain an allowance for loan losses that is considered adequate. The loan loss allowance was $1,311,000 to support loan portfolio's of $119,591,000, or a loan loss reserve ratio of 1.10%. This is in comparison to a ratio of 1.46% for 1994. Management believes that the allowance for loan losses is adequate.

Liquidity

Primary liquidity is comprised of cash and due from banks, interbank overnight federal funds sold and securities maturing in less than one year. This figure amounted to $37,745,000 or 21.7% of total assets, as of December 31, 1995, as compared to $30,503,000; or 19.4% of total assets, as of December 31, 1994.

                                     Village Bancorp, Inc. o 1996 Annual Report

================================================================================
Independent Auditors' Report                                     [PHOTO] Compass



[LOGO] Deloitte &
       Touche LLP
-----------------        ------------------------------------------------------
                         Stamford Harbor Park           Telephone: (203)708-4000
                         333 Ludlow Street              Facsimile: (203)708-4797
                         P.O. Box 10098
                         Stamford, Connecticut 06904


INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Village Bancorp, Inc.

We have audited the consolidated balance sheets of Village Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits. The consolidated financial statements give retroactive effect to the 1994 merger of Village Bancorp, Inc. and Liberty National Bank, which has been accounted for as a pooling of interests as described in Note I to the consolidated financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Village Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As described in Note I, the Company changed its method of accounting for securities in 1994.


/s/  Deloitte &  Touche
------------------------

     January 24, 1997



[LOGO] Deloitte Touche
       Tohmatsu
       International

================================================================================
Consolidated Balance Sheets                                      [PHOTO] Compass

                                                                                (In thousands)
                                                                                 December 31,
                                                                               1996          1995
===================================================================================================

ASSETS
Cash and due from banks                                                      $   8,545    $   9,125
Federal funds sold                                                               6,600        8,200
---------------------------------------------------------------------------------------------------
   Cash and cash equivalents                                                    15,145       17,325
---------------------------------------------------------------------------------------------------
Securities:
   Available-for-sale, at fair value                                            15,706       20,482
   Held-to-maturity, at amortized cost (fair value of $17,135
       and $14,294 in 1996 and 1995)                                            17,198       14,080
Federal Home Loan Bank stock, at cost                                              712           --
Loans, net of deferred loan fees                                               126,836      119,591
Allowance for loan losses                                                       (1,356)      (1,311)
---------------------------------------------------------------------------------------------------
  Loans - net                                                                  125,480      118,280
---------------------------------------------------------------------------------------------------
Loans held for sale                                                                 50          552
Bank premises and equipment - net                                                1,509        1,550
Accrued income and other assets                                                  3,750        2,008
---------------------------------------------------------------------------------------------------
Total Assets                                                                 $ 179,550    $ 174,277
===================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
  Noninterest bearing                                                        $  15,125    $  17,265
  Interest bearing                                                             147,500      141,274
---------------------------------------------------------------------------------------------------
    Total deposits                                                             162,625      158,539
---------------------------------------------------------------------------------------------------
Income taxes                                                                       275           78
Other liabilities                                                                1,353        1,512
---------------------------------------------------------------------------------------------------
    Total liabilities                                                          164,253      160,129
---------------------------------------------------------------------------------------------------

Commitments and contingent liabilities  (Note 12)
STOCKHOLDERS' EQUITY
Common stock, $3.33 par value; authorized, 2,000,000 shares; issued and
   outstanding, 952,117 shares in 1996 and 950,317 in 1995                       3,171        3,165
Additional paid-in capital                                                       7,996        7,982
Retained earnings                                                                4,143        2,960
Net unrealized gains (losses) on securities available-for-sale, net of tax         (13)          41
---------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                  15,297       14,148
---------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                   $ 179,550    $ 174,277
===================================================================================================

See notes to consolidated financial statements.

================================================================================
Consolidated Statements of Income                               [PHOTO] Compass

                                                                           (In thousands, except per share data)
                                                                                  Year Ended December 31,
                                                                          1996             1995              1994
========================================================================================================================
INTEREST INCOME

Loans, including fees                                                 $ 10,472               $10,177              $7,808
Securities:
  Taxable                                                                1,879                 1,680               1,777
  Tax-exempt                                                               121                   112                 100
Federal funds sold                                                         317                   371                 266
Dividends on Federal Home Loan Bank stock                                    4                  --                  --
------------------------------------------------------------------------------------------------------------------------
    Total interest income                                               12,793                12,340               9,951
INTEREST EXPENSE                                                         4,953                 4,646               2,949
------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                      7,840                 7,694               7,002
PROVISION FOR LOAN LOSSES                                                  120                   210                 311
------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                                              7,720                 7,484               6,691
------------------------------------------------------------------------------------------------------------------------

OTHER INCOME
Service charges                                                            332                   359                 406
Security (losses) gains - net                                              (17)                   70                --
Other operating income                                                     175                   138                 194
------------------------------------------------------------------------------------------------------------------------
    Total other income                                                     490                   567                 600
------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSES
Salaries and employee benefits                                           3,064                 2,991               2,849
Net occupancy                                                              582                   547                 514
Other real estate owned                                                     18                    37                  32
Furniture and equipment                                                    263                   290                 294
Data processing services                                                   533                   470                 425
Regulatory assessments                                                       3                   148                 341
Printing, stationery and supplies                                          176                   220                 166
Advertising                                                                146                   125                  98
Appraisal fees                                                              55                    51                  68
Postage                                                                    107                   118                 107
Other operating expenses                                                   972                   754                 971
------------------------------------------------------------------------------------------------------------------------
    Total other expenses                                                 5,919                 5,751               5,865
------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                               2,291                 2,300               1,426
PROVISION FOR INCOME TAXES                                                 471                   984                 719
------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                            $  1,820               $ 1,316              $  707
========================================================================================================================
PER SHARE DATA
Net income                                                            $   1.91               $  1.38              $  .74
Cash dividends                                                        $    .67               $   .48              $  .63
========================================================================================================================

See notes to consolidated financial statements.

===============================================================================
Consolidated Statements of Changes in Stockholders' Equity      [PHOTO} Compass

                                                                      (In thousands, except share data)
                                                                                                   Net Unrealized
                                                            Common Stock             Additional    Gains (Losses)
                                                     Number of                         Paid-In      on Securities    Retained
                                                      Shares           Amount          Capital   Available-For-Sale  Earnings
==============================================================================================================================

BALANCE AT JANUARY 1, 1994                             942,609       $   3,139       $   7,931                        $  1,936

Effect of adoption of SFAS No. 115                                                                   $      20


Net income                                                                                                                 707

Cash dividends declared, $.63 per share                                                                                   (544)

Exercise of options                                      4,340              14              28

Change in net unrealized gains (losses) on
     securities available-for-sale, net of tax                                                            (177)
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                           946,949           3,153           7,959            (157)          2,099


Net income                                                                                                               1,316

Cash dividends declared, $.48 per share                                                                                   (455)

Exercise of options                                      3,999              14              21

Retirement of stock                                       (631)             (2)              2

Change in net unrealized gains (losses) on
   securities available-for-sale, net of tax                                                               198
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                           950,317           3,165           7,982              41           2,960

Net income                                                                                                               1,820

Cash dividends declared, $.67 per share                                                                                   (637)

Exercise of options                                      1,800               6              14

Change in net unrealized gains (losses) on
   securities available-for-sale, net of tax                                                               (54)
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                           952,117       $   3,171       $   7,996       $     (13)       $  4,143
==============================================================================================================================

See notes to consolidated financial statements.

===============================================================================
Consolidated Statements of Cash Flows                           [PHOTO} Compass

                                                                                                  (In thousands)
                                                                                              Year Ended December 31,
                                                                                       1996           1995             1994
===============================================================================================================================
OPERATING ACTIVITIES
Net income                                                                        $    1,820        $   1,316       $       707
Adjustments to reconcile net income to net cash provided by
   operating activities:
   Provision for loan losses                                                             120              210               311
   Depreciation and amortization                                                         242              262               242
   (Accretion)/amortization of security discounts/premiums, net                         (196)            (194)             (118)
   Deferred income tax (benefit) provision                                              (213)              --                94
   Security losses (gains), net                                                           17              (70)               --
   Increase (decrease) in deferred loan fees                                              16             (134)              170
   Origination of loans held for sale                                                 (6,934)          (5,295)           (7,431)
   Proceeds from sales of loans                                                        7,513            4,790             8,772
   Gains on sales of loans                                                               (77)             (47)             (108)
   (Increase) decrease in accrued income and other assets                             (1,492)              85               246
   Increase (decrease) in  other liabilities                                              38              824              (172)
-------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                854            1,747             2,713
-------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from sales of securities available-for-sale                                   2,307            8,535                --
Proceeds from maturities of securities held-to-maturity                                6,350           10,598            20,651
Proceeds from maturities of securities available-for-sale                             16,719            4,600             8,317
Purchases of securities held-to-maturity                                              (9,583)          (1,088)          (12,570)
Purchases of securities available-for-sale                                           (14,047)         (20,900)          (10,680)
Purchase of Federal Home Loan Bank stock                                                (712)              --                --
Net increase in loans                                                                 (7,336)         (13,582)          (13,024)
Purchases of premises and equipment                                                     (201)            (176)             (366)
-------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                 (6,503)         (12,013)           (7,672)
-------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase in deposits                                                               4,086           15,118             4,475
Cash dividends                                                                          (637)            (455)             (544)
Net proceeds from issuance of common stock                                                20               35                42
-------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                              3,469           14,698             3,973
-------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                                                   (2,180)           4,432              (986)
CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                                                   17,325           12,893            13,879
-------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                            $   15,145        $  17,325       $    12,893
===============================================================================================================================

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid on deposits                                                         $    5,202        $   3,787       $     3,010
Income tax payments                                                                      898              896               653
===============================================================================================================================

See notes to consolidated financial statements.

===============================================================================
Notes to Consolidated Financial Statements                       [LOGO] Compass


1. Nature of Operations and Summary of Significant Accounting Policies


Nature of Operations - Village Bancorp, Inc. and its subsidiary, The Village Bank & Trust Company (the "Bank"), collectively the "Company", are engaged in the business of commercial banking. Headquartered in Ridgefield, the Company operates four branch offices in Fairfield and Litchfield counties in Connecticut. The Company principally is engaged in lending and deposit gathering activities within these counties. The Company's future prospects are largely dependent on its ability to compete with entities having greater resources and on the performance of the local economy. A wide range of loan and deposit products and trust services are offered to the customer. Customer convenience and responsive service are emphasized. Over 80% of loans are collateralized by real estate located in Fairfield, Litchfield and adjacent counties. Within this area employment levels and related economic activity generally are not materially dependent on any one employer.

Organization - In November of 1994, Village Bancorp, Inc. acquired Liberty National Bank (Liberty). Each share of Liberty stock was converted into .1149 shares of Village Bancorp, Inc. common stock. This transaction was accounted for using the pooling-of-interests method and, accordingly, all historical financial data has been restated to include both entities for all periods presented. On June 20, 1995, the Company merged Liberty into the Bank and now operates Liberty's former office as a branch office. In this transaction, Liberty was combined with the Bank as a combination of entities under common control and, accordingly, was accounted for in a manner similiar to a pooling of interests.

Basis of Financial Statement Presentation - The Company's consolidated financial statements include the Bank and have been prepared in accordance with generally accepted accounting principles and conform with predominant practices used within the banking industry. All significant intercompany accounts and transactions are eliminated in consolidation. In preparing such financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and the revenues and expenses for the period. Actual results could differ significantly from those estimates.

Estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation allowance for deferred tax assets. In connection with the determination of the allowance for loan losses and real estate owned, management obtains independent appraisals for significant properties.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize possible loan losses, future additions to the allowance may be necessary based on changes in economic conditions, particularly in the Bank's service area, Fairfield and Litchfield Counties, Connecticut. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may recommend to the Bank that it recognize additions to the allowance based on their judgements of information available to them at the time of their examination.

Allowance for Loan Losses - The allowance for loan losses is sustained by charges to operating expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely; recoveries of previously charged off loans are restored to the allowance. The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the loan portfolio and other pertinent factors, including, but not limited to, past loan loss experience, composition of the loan portfolio and current economic factors.

Consolidated Statements of Cash Flows - For purposes of presenting the consolidated statements of cash flows, cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds sold have one day availability.

Securities - Securities held-to-maturity are stated at cost, adjusted for accumulated amortization of premium and accretion of discount, which is calculated on a method that approximates the interest method. Securities available-for-sale are stated at estimated fair value. The determination to include debt securities as securities held-to-maturity or securities available-for-sale is made at the time of purchase and is based on such factors as overall interest rate sensitivity of the Company, projected liquidity needs, and the Company's long-term investment strategies. The Bank does not acquire securities for the purpose of engaging in trading activities. When sales occur, gains or losses on the sale of securities are recognized using the specific identification method. The Bank has the positive intent and ability to hold its securities classified as held-to-maturity for their economic life. Prior to the adoption of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", on January 1, 1994, the Company stated all securities at amortized cost.

================================================================================
Notes to Consolidated Financial Statements                      [PHOTO] Compass


Loans - Interest income on loans is recognized based on rates applied to principal amounts outstanding. Loans are placed on nonaccrual status when management believes that interest or principal on such loans may not be collected in the normal course of business. Interest payments received on loans in nonaccrual status are applied, based on management's judgement as to the collectibility of loan principal, either as a reduction of principal or as interest income. Such loans are restored to accrual status when there is no longer doubt concerning collectibility and the borrower has performed in accordance with the terms of the loan. Loans held for sale are stated at the lower of fair value or cost.

Loan origination and commitment fees, net of certain loan origination costs, are deferred and the net amount amortized as an adjustment of the related loan's yield. Loan fees deferred in 1996 and 1995 aggregated $274,000 and $282,000, respectively. Loan costs deferred in 1996 and 1995 aggregated $18,000 and $20,000, respectively. Net amounts included in income aggregated $213,000, $433,000 and $93,000 in 1996, 1995 and 1994, respectively.

Impaired Loans - The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", as of January 1, 1995. Adoption of these statements did not result in any adjustment to the allowance for loan losses as of January 1, 1995.

A loan is recognized as impaired when it is probable that principal and/or interest are not collectible in accordance with the contractual terms of the loan. When a loan is considered impaired, it is placed on nonaccrual status. Income is recorded using the income recognition principles outlined above. Measurement of impairment is based on the present value of expected future cash flows discounted at the loan's effective interest rate, or, at the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. Small homogeneous loans such as residential mortgages, home equity loans, installment loans and consumer credit are not separately reviewed for impaired status. These loans typically are for maturities less than five years and require monthly payments. Separate allocations to the allowance for loan losses are made based upon trends and prior loss experience and composition of credit risk in these types of loans. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

If the fair value of an impaired loan is less than the related recorded amount, a specific valuation allowance is established or the write down is charged against the allowance for loan losses if the impairment is considered to be permanent.

Bank Premises and Equipment - Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based upon estimated useful lives or the lease term, if shorter, up to 39 years for premises and 15 years for equipment.

Income Taxes - An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the change is enacted.

Other Real Estate - Other real estate includes properties which are foreclosed or received in settlement of a loan, and real property not used in trade or business. The properties are recorded at the lower of cost or fair value (net of estimated costs of disposition) at the date transferred. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent write-downs of the carrying value of these properties may be required and would be charged to operations. There was no other real estate at December 31, 1996 and 1995.

Net Income Per Share - Net income per share is based on the weighted average number of common shares outstanding. The weighted average number of common and common equivalent shares was, 963,410 shares in 1996, 956,937 shares in 1995, and 950,190 shares in 1994. Common stock equivalents, which consist of common stock options, have only a minor dilutive effect (less than 3%) in 1996, 1995 and 1994.

Stock-Based Compensation - In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued. SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans and encourages, but does not require, entities to adopt that method of accounting for all employee stock compensation plans. SFAS No. 123 also establishes fair value as the measurement basis for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. However, SFAS No. 123 permits entities to continue to measure compensation costs for stock-based compensation plans using the instrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and present proforma disclosure of net income and earnings per share, as if the fair value based method of accounting prescribed by SFAS No. 123 had been applied. Effective January 1, 1996, the Bank adopted SFAS No. 123 and has elected to continue to measure compensation cost for stock-based compensation plans in accordance with the provisions of APB Opinion No. 25.

================================================================================
Notes to Consolidated Financial Statements (continued)           [PHOTO] Compass


Pending Accounting Pronouncement - SFAS No. 125, "Accounting for Transfers and Servic-ing of Financial Assets and Extinguishments of Liabilities," specifies accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and for distinguishing whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except for certain provisions (relating to the accounting for secured borrowings and collateral and the accounting for transfers and servicing or repurchase agreements, dollar rolls, securities lending and similiar transactions) which have been deferred until January 1, 1998 in accordance with SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The Adoption of these standards is not expected to have a material impact of the Bank's financial statements.

Reclassifications - Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current presentation.


2. Cash and Due from Banks

The Bank is required by Federal regulation to maintain average cash reserve balances. Throughout 1996, daily cash reserves and compensating balances served to satisfy this requirement and averaged approximately $2,402,000.


3. Securities


The aggregate amortized cost and fair values of securities held-to-maturity and securities available-for-sale at December 31, are summarized as follows (in thousands):

                                                                                           1996
                                                              Amortized              Gross Unrealized                Fair
                                                                Cost                Gains      (Losses)              Value
===========================================================================================================================
SECURITIES HELD-TO-MATURITY

U.S. Treasury securities                                      $   9,824          $    31         $   (96)         $   9,759
Mortgage--backed securities of
  U.S. Government agencies                                        4,735               15             (34)             4,716
Obligations of states and
  political subdivisions                                          2,639               37             (16)             2,660
---------------------------------------------------------------------------------------------------------------------------
Total                                                         $  17,198          $    83         $  (146)         $  17,135
===========================================================================================================================


SECURITIES AVAILABLE--FOR--SALE

U.S. Treasury securities                                      $  15,250          $     6         $   (27)         $  15,229
Mortgage--backed securities of
  U.S. Government agencies                                          430               --              --                430
Other                                                                48               --              (1)                47
---------------------------------------------------------------------------------------------------------------------------
Total                                                         $  15,728          $     6         $   (28)         $  15,706
===========================================================================================================================

================================================================================
Notes to Consolidated Financial Statements (continued)

                                                                                           1995
                                                              Amortized              Gross Unrealized                Fair
                                                                Cost                Gains      (Losses)              Value
===========================================================================================================================
SECURITIES HELD--TO--MATURITY

U.S. Treasury securities                                      $   6,054          $   124         $    (1)         $   6,177
Mortgage--backed securities of
  U.S. Government agencies                                        5,582               59              (8)             5,633
Obligations of states and political subdivisions                  2,444               53             (13)             2,484
---------------------------------------------------------------------------------------------------------------------------
Total                                                         $  14,080          $   236         $   (22)         $  14,294
===========================================================================================================================

SECURITIES AVAILABLE--FOR--SALE

U.S. Treasury securities                                      $  16,325          $    56         $     --         $  16,381
Mortgage--backed securities of U.S.
   Government agencies                                            4,029               28              (14)            4,043
Other                                                                59               --               (1)               58
---------------------------------------------------------------------------------------------------------------------------
Total                                                         $  20,413          $    84         $    (15)        $  20,482
===========================================================================================================================

At December 31, 1996, securities with an amortized cost of $1,140,000 and a fair value of $1,121,000 were pledged to secure public funds and for other purposes as required by law and banking regulation. Gross gains on sales of securities in 1996 and 1995 were $5,000 and $77,000, respectively, and gross losses were $22,000 and $7,000, respectively. There were no gains or losses on securities transactions in 1994.


The amortized cost and fair value of securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                              (In thousands)
                                                                             December 31, 1996
===========================================================================================================================
                                                         Available-for-sale                     Held-to-maturity
                                                      Amortized          Fair               Amortized          Fair
          Maturity                                      Cost             Value                Cost             Value
===========================================================================================================================
Within 1 year                                        $   8,890         $   8,887           $   1,657         $   1,674
After 1 but within 5 years                               5,501             5,492              13,725            13,644
After 5 but within 10 years                              1,234             1,224               1,602             1,599
After 10 years                                             103               103                 214               218
---------------------------------------------------------------------------------------------------------------------------
Totals                                               $  15,728         $  15,706           $  17,198         $  17,135
===========================================================================================================================

In December 1995, the Company transferred a security having a fair value of $353,000 (carrying value of $336,000) from its "held-to-maturity" securities to its portfolio of "available-for-sale" securities. This was done to respond to changes in the interest rate environment and to align the Companys's interest rate gap position. This transfer was made in accordance with FASB's "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued in November 1995. Concurrent with the adoption of this guidance, corporations were permitted through December 31, 1995, to reclassify their "available-for-sale" and "held-to-maturity" securities without calling into question the past intent of an entity to hold securities to maturity. As this security was sold before year-end 1995, the gain on the sale was reflected in the Company's results of operations in that year.

================================================================================
                                                                 [PHOTO] Compass


4. Loans

The composition of the loan portfolio is summarized as follows:

                                                                                 (In thousands)
                                                                                  December 31,
                                                                           1996                1995
===========================================================================================================================
Real estate - mortgage and home equity                                 $  96,608           $  88,647
Real estate - construction and land development                            7,953               7,737
Installment and consumer credit                                            9,917              10,562
Commercial and financial                                                  12,621              12,892
---------------------------------------------------------------------------------------------------------------------------
Total loans                                                              127,099             119,838

Deferred loan fees                                                          (263)               (247)
Allowance for loan losses                                                 (1,356)             (1,311)
---------------------------------------------------------------------------------------------------------------------------
Loans - net                                                            $ 125,480           $ 118,280
===========================================================================================================================

In the normal course of business there are outstanding various commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the financial statements. Such commitments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Bank controls these risks through credit approvals, limits and monitoring procedures. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 1996, existing commitments were as follows: commitments to originate loans - $13,740,000, unused revolving lines of credit on residential properties, including home equity - $10,455,000, unused revolving lines of credit on commercial real estate and construction - $5,373,000, stand by letters of credit - $1,843,000 and unused consumer lines of credit - $2,241,000. At December 31, 1995, these commitments were as follows: commitments to originate loans - $10,901,000, unused revolving lines of credit on residential properties, including home equity - $10,564,000, unused revolving lines of credit on commercial real estate and construction - $5,822,000, stand by letters of credit - $2,081,000 and unused consumer lines of credit $2,055,000.

Substantially all of the Bank commercial and residential lending activities are with customers located in Fairfield and Litchfield counties, Connecticut. Although lending activities are diversified, a substantial portion of many Bank customers' net worth is dependent on local real estate values.

The Bank has established credit policies applicable to each type of lending activity in which it engages, evaluates the credit-worthiness of each customer and, in most cases, lend up to 80% of the fair value of the collateral, depending on the Bank's evaluation of the borrowers' creditworthiness. The fair value of collateral is monitored on an ongoing basis and additional collateral is obtained when warranted. Real estate is the primary form of collateral. While collateral provides assurance as a secondary source of repayment, the Bank ordinarily requires the primary source of repayment to be based on the borrower's ability to generate continuing cash flows.

Changes in the allowance for loan losses are summarized as follows:

                                                                                      (In thousands)
                                                                                  Year Ended December 31,
                                                                1996                       1995                      1994
===========================================================================================================================
Balance, beginning of year                                    $  1,311                   $ 1,551                   $  1,713
Provision for loan losses
  charged to operating expense                                     120                       210                        311
Loans charged off                                                 (173)                     (464)                      (516)
Recoveries on loans
  previously charged off                                            98                        14                         43
---------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                          $  1,356                   $ 1,311                   $  1,551
===========================================================================================================================

================================================================================
Notes to Consolidated Financial Statements (continued)


For management purposes, portions of this allowance are allocated to segments of the loan portfolio based on perceived credit risks. At December 31, 1996, management allocated $395,000 of the balance in the allowance for loan losses to specific credit risks and $961,000 is considered to be an unallocated or general allowance. Based on regulatory constraints all or a portion of this allowance is considered to be capital for purposes of determining compliance with certain regulatory capital standards (see Note 7).

The principal portion of loans delinquent as to principal or interest for ninety days or more, including nonaccrual loans, is as follows:


                                                                        (In thousands)
                                                                          December 31,
                                                                 1996                      1995
===========================================================================================================================
Loans 90 days or more past due:
Real estate-mortgage and home equity                        $  1,629                    $     686
Installment and consumer credit                                  124                          150
Commercial and financial                                          --                           --
---------------------------------------------------------------------------------------------------------------------------
Total                                                       $  1,753                    $     836
===========================================================================================================================


At December 31, 1996 and 1995 there were no restructured loans. Loans on which interest is not being accrued aggregated approximately $1,596,000 and $606,000 at December 31, 1996 and 1995, respectively. The Bank would have recorded an additional $59,000, $51,000 and $55,000 of gross interest income in 1996, 1995 and 1994, respectively, if nonaccrual loans had been current. Furthermore, another $8,000 would have been recorded on restructured loans in 1994. At December 31, 1996, there were no commitments to lend additional funds to borrowers whose loans are classified as nonaccrual or were restructured.

As described in Note 1, effective January 1, 1995, the Company adopted a new accounting standard which defines when certain loans are considered to be impaired and requires such loans to be measured at fair value. The recorded investment in loans that are considered to be impaired at December 31, 1996 and 1995 was $1,576,000 and $636,000, respectively. Specific valuation allowances of $215,000 and $180,000 for 1996 and 1995, respectively, have been established. During 1996 and 1995 the average recorded investment in impaired loans was approximately $791,000 and $496,000, respectively. No interest income was recognized on impaired loans, either on the accrual or on the cash basis method of interest recognition. During 1995, one impaired loan had a partial write-off totaling $51,000. Generally, the fair value of the above loans was determined using the fair value of the underlying collateral.


5. Bank Premises and Equipment

Bank premises and equipment, at cost, and accumulated depreciation and amortization are summarized as follows:

                                                                         (In thousands)
                                                                          December 31,
                                                                 1996                      1995
===========================================================================================================================
Land                                                          $     175                  $   175
===========================================================================================================================
Premises                                                          1,646                    1,577
Equipment                                                         1,628                    1,792
Leasehold improvements                                              441                      359
---------------------------------------------------------------------------------------------------------------------------
Total                                                             3,890                    3,903
Accumulated depreciation and amortization                        (2,381)                  (2,353)
---------------------------------------------------------------------------------------------------------------------------
Bank premises and equipment - net                             $   1,509                  $ 1,550
===========================================================================================================================

The Bank is in the process of constructing a new building in Danbury, Connecticut. Costs incurred relating to the construction in process aggregated $1,181,000 as of December 31, 1996, and such costs are included in other assets.

================================================================================
                                                                 [PHOTO] Compass


6. Deposits


Included in interest bearing deposits are certificates of deposit in denominations of $100,000 or more. These certificates and their remaining maturities are as follows:

                                                                        (In Thousands)
                                                                          December 31,
                                                                  1996                    1995
===========================================================================================================================
Three months or less                                          $   1,932                  $ 1,452
Over three through six months                                     2,763                    2,696
Over six through twelve months                                    2,558                    1,389
Over twelve months                                                  887                      844
---------------------------------------------------------------------------------------------------------------------------
Total                                                         $   8,140                  $ 6,381
===========================================================================================================================

NOW accounts, included in interest bearing deposit liabilities, were $43,321,000 and $36,928,000 at December 31, 1996 and 1995, respectively.


7. Stockholders' Equity

The Company and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines, and, with respect to the Bank, the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitatve measures of the Company's and the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about capital components, risk weightings and other factors.

Capital adequacy regulations require the Company and Bank to maintain minimum amounts and ratios (set forth in the tables below) of Total and Tier 1 Capital (as defined in the regulations) to risk weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes that the Company and Bank meet all capital adequacy requirements to which it is subject, and is considered well capitalized under regulatory guidelines, as of December 31, 1996.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and Bank's capital amounts and ratios are presented in the table on the next page:

                                     Village Bancorp, Inc. o 1996 Annual Report

================================================================================
Notes to Consolidated Financial Statements (continued)           [PHOTO] Compass


                          (Dollar amounts in thousands)
                                                                                                    To Be Well Capitalized
                                                                                For Capital         Under Prompt Corrective
                                                          Actual             Adequacy Purposes         Action Provisions
Company                                             Amount      Ratio        Amount      Ratio         Amount      Ratio
---------------------------------------------------------------------------------------------------------------------------
At December 31, 1996
Total Capital (to Risk Weighted Assets)            $ 16,666    14.62%       $9,120       []8.0%       N/A           N/A
Tier 1 Capital (to Risk Weighted Assets)             15,310    13.43         4,560       []4.0        N/A           N/A
Tier 1 Capital (to Average Assets)                   15,310    8.80          6,960       []4.0        N/A           N/A

At December 31, 1995
Total Capital (to Risk Weighted Assets)            $ 14,927    14.64%        8,154       []8.0%       N/A           N/A
Tier 1 Capital (to Risk Weighted Assets)             14,107    13.84         4,077       []4.0        N/A           N/A
Tier 1 Capital (to Average Assets)                   14,107    8.44          6,689       []4.0        N/A           N/A

Bank
--------------------------------------------------------------------------------------------------------------------------
At December 31, 1996
Total Capital (to Risk Weighted Assets)            $ 16,585    14.56%       $9,114       []8.0%      $ 11,393      []10.0%
Tier 1 Capital (to Risk Weighted Assets)             15,229    13.37         4,557       []4.0         6,836       []6.0
Tier 1 Capital (to Average Assets)                   15,229    8.76          6,957       []4.0         8,696       []5.0

At December 31, 1995
Total Capital (to Risk Weighted Assets)            $ 14,852    14.58%       $8,148       []8.0%      $ 10,185       []10.0%
Tier 1 Capital (to Risk Weighted Assets)             14,032    13.78         4,074       []4.0          6,111       []6.0
Tier 1 Capital (to Average Assets)                   14,032    8.40          6,686       []4.0          8,357       []5.0

Capital ratios are computed excluding unrealized gains or losses on available-for-sale securities, net of tax effect, which is included as a component of stockholders' equity for financial reporting purposes.


8.  Stock Option Plans

The Company and Bank have two stock option plans for their officers and employees to be granted and issued by the Board of Directors from time to time. The first plan, adopted in 1988, provides for 21,016 shares to be reserved for issuance. The second plan, adopted in 1996, provides for 75,000 shares to be reserved for issuance. There are currently 4,716 shares available for issuance under this 1988 plan. In 1996, 39,200 shares were granted under the 1996 plan to twenty of the Bank's officers. There are currently 35,800 shares available for issuance under the 1996 plan. Options issued under the plans must be granted at the fair value of the Company's common stock on the date of grant and expire five years from the grant date. In addition, all grants vest immediately upon issuance.


Stock option transactions under the Plans were as follows:

================================================================================
                                                                [PHOTO] Compass

                                                                            Shares Underlying    Weighted Average
                                                                                 Options          Exercise Price
---------------------------------------------------------------------------------------------------------------------------
Outstanding and exercisable Options as of January 1, 1995:                        21,663            $  11.06
Options exercised                                                                  3,999                8.67
Options expired                                                                    3,064               14.22
---------------------------------------------------------------------------------------------------------------------------
Outstanding  and exercisable Options as of December 31, 1995:                     14,600               11.00
Options granted                                                                   39,200               19.00
Options exercised                                                                  1,800               11.00
---------------------------------------------------------------------------------------------------------------------------
Outstanding and exercisable Options as of December 31, 1996:                      52,000            $  17.03
---------------------------------------------------------------------------------------------------------------------------

The following table summarizes information regarding options outstanding and exercisable as of December 31, 1996:

              Range of                                               Weighted Average                  Weighted Average
          Exercise Prices                   Number                    Remaining Life                    Exercise Price
---------------------------------------------------------------------------------------------------------------------------

        $  11.00  -  $  19.00               52,000                      3.65 years                         $  17.03


As described in Note 1, the Bank continues to apply APB Opinion No. 25 and related Interpretations in accounting for the Plans, and accordingly, no compensation cost has been recognized in 1996 or 1995. If compensation cost for the Plans had been determined consistent with the method of SFAS No. 123, the Bank's net income and earnings per share for the year ended December 31, 1996 would have been reduced to the pro forma amounts indicated below:

                                                                         1996
---------------------------------------------------------------------------------------------------------------------------
                                                           (In thousands, except share data)
---------------------------------------------------------------------------------------------------------------------------
         Net income                                             As reported     $  1,820
                                                                Pro forma       $  1,696

         Earnings per share                                     As reported     $  1.91
                                                                Pro forma       $  1.78

The weighted average fair value of options granted under the Plans during 1996 of $3.16 was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: dividend yield of 3.46%, expected volatility of 22.26%, risk free interest rate of 5.95% and expected lives of 3 years.

                                     Village Bancorp, Inc. o 1996 Annual Report

================================================================================
Notes to Consolidated Financial Statements (continued)


9. Income Taxes

As described in Note 1, the Company adopted SFAS No. 109 as of January 1, 1993. SFAS No. 109 establishes financial accounting and reporting standards for the effects of income taxes that result from an enterprise's activities during the current and preceding years. It requires an asset and liability approach for financial accounting and reporting for income taxes.

A reconciliation of the income tax provision to the amount computed using the statutory federal tax rate is as follows:

                                                                               (Dollar amounts in thousands)
                                                                                  Year Ended December 31,
                                                                 1996                      1995                      1994
===========================================================================================================================
Income tax at 34% of pre-tax income                            $  778                     $   782                  $  484
Connecticut corporation tax, net of federal tax benefit           (14)                        171                     133
Effect of tax-exempt income                                       (36)                        (38)                    (31)
Merger expenses                                                    --                           5                      69
Change in valuation allowance                                    (214)                         --                     (59)
Net difference in book and tax bases of bank's assets              --                          --                      67
Other items, net                                                  (43)                         64                      56
---------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                     $  471                     $   984                  $  719
===========================================================================================================================
Effective rate                                                   20.6%                       42.7%                   50.4%
===========================================================================================================================


The components of the provision for income taxes are as follows:

                                                                                      (In thousands)
                                                                                  Year Ended December 31,
                                                                 1996                      1995                      1994
===========================================================================================================================
Current income taxes:
  Federal                                                     $  762                     $    725                 $   494
  State                                                          136                          259                     190
---------------------------------------------------------------------------------------------------------------------------
Total                                                            898                          984                     684

Deferred income tax (benefit) expense
   Federal                                                       (56)                          --                      81
   State                                                        (157)                          --                      13
---------------------------------------------------------------------------------------------------------------------------
Total                                                           (213)                          --                      94

Change in valuation allowance                                   (214)                          --                     (59)
---------------------------------------------------------------------------------------------------------------------------

Total provision for income taxes                              $  471                     $    984                 $   719
===========================================================================================================================


Deferred income tax assets and liabilities at December 31, 1996 and 1995 reflect the impact of temporary differences between values recorded as assets and liabilities for financial reporting purposes and values utilized for remeasurement in accordance with the tax laws. The tax effects of temporary differences giving rise to the Company's deferred tax assets and liabilities are as follows:

================================================================================
                                                                 [PHOTO] Compass

                                                                         (In thousands)
                                                                          December 31,
                                                                 1996                      1995
=======================================================================================================
Deferred tax assets:
   Allowance for loan losses                                  $   360                    $    394
   Deferred loan fees                                             103                         115
   Deferred compensation                                           72                          48
   Net operating loss                                             647                         730
   Net unrealized gains on securities                               9                           0
   State tax credit                                               148                           0
   Other                                                            0                           9
-------------------------------------------------------------------------------------------------------
      Total                                                     1,339                       1,296
-------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Net unrealized losses on securities                              0                          28
   Treasury securities                                             76                         148
   Depreciation                                                    70                         177
   Other                                                           37                           0
-------------------------------------------------------------------------------------------------------
      Total                                                       183                         353
-------------------------------------------------------------------------------------------------------
Valuation allowance                                              (421)                       (635)
-------------------------------------------------------------------------------------------------------
Net deferred tax assets                                       $   735                    $    308
=======================================================================================================

The Company has net operating loss carryforwards ("NOL's") for federal income tax purposes at December 31, 1996 of approximately $1,900,000 expiring in years 2003 through 2008. The NOL's relate to the acquisition of Liberty in 1994. Due to limitations on their use, a valuation allowance has been established to reduce the NOL's to the amount that, more likely than not, will be realized.

10. Employee Benefit Plan


The Bank has an incentive savings plan under Section 401(k) of the Internal Revenue Code. Employees are eligible to participate after one year of continuous service. The plan allows participating employees to defer up to 15% of their compensation on a pre-tax basis, within code limitations, through contributions to the plan. In accordance with the provisions of the plan, the Bank matches up to 6% of the employee contributions with a percentage determined by the Board of Directors. Matching contributions of $43,000, $38,600 and $53,300 were charged to operating expenses in 1996, 1995 and 1994, respectively.


11. Village Bancorp, Inc. (Parent Company Only) Condensed Financial Statements

Condensed balance sheets are as follows:

                                                                         (In thousands)
                                                                          December 31,
                                                                 1996                      1995
=======================================================================================================
ASSETS
-------------------------------------------------------------------------------------------------------
Investment in subsidiary                                    $  15,222                    $ 14,073
Other assets                                                       75                          75
-------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                $  15,297                    $ 14,148
=======================================================================================================
STOCKHOLDERS' EQUITY                                        $  15,297                    $ 14,148
=======================================================================================================

                                     Village Bancorp, Inc. o 1996 Annual Report

================================================================================
Notes to Consolidated Financial Statements (continued)


Condensed operating results are as follows:


                                                                                      (In thousands)
                                                                                   Year Ended December 31,
                                                                     1996                   1995                    1994
===========================================================================================================================
Dividend income from Bank                                        $     637              $     455               $  1,344
Equity in undistributed income of subsidiary                         1,183                    861                   (712)
Income tax benefit from NOL carryforwards                               --                     --                     75
---------------------------------------------------------------------------------------------------------------------------
Net income                                                       $   1,820              $   1,316               $    707
===========================================================================================================================
Condensed statements of cash flows are as follows:
                                                                                       (In thousands)
                                                                                   Year Ended December 31,
                                                                     1996                   1995                    1994
===========================================================================================================================

OPERATING ACTIVITIES:
   Net income                                                    $   1,820              $   1,316               $    707
   Equity in undistributed income of subsidiary                     (1,183)                  (861)                   712
   Income tax benefit from NOL carryforwards                            --                     --                    (75)
---------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                 $     637              $     455               $  1,344
===========================================================================================================================

INVESTING ACTIVITIES:
   Investment in subsidiaries                                    $     (20)             $     (35)              $   (842)
---------------------------------------------------------------------------------------------------------------------------
       Net cash used in investing activities                     $     (20)             $     (35)              $   (842)
===========================================================================================================================

FINANCING ACTIVITIES:
   Cash dividends paid                                           $    (637)             $    (455)              $   (544)
   Net proceeds from issuance of common
     stock and capital contribution                                     20                     35                     42
---------------------------------------------------------------------------------------------------------------------------
       Net cash used in financing activities                     $    (617)             $    (420)              $   (502)
===========================================================================================================================


There are various restrictions which limit the ability of a bank subsidiary to transfer funds in the form of cash dividends, loans or advances to the parent company. Under Connecticut law, the approval of the primary regulator is required if the dividend declared by the bank in any year exceeds the net profits of that year combined with its retained net profits of the preceding two years.

In addition, the Bank is subject to restrictions under the Federal Reserve Act. These restrictions limit the transfer of funds to the parent company, in the form of loans or extensions of credit, investments and purchases of assets. Such transfers are limited in amount to 10% of the bank's capital and surplus. These transfers are also subject to various collateral requirements.


12. Related Party Transactions


Certain directors and executive officers, including their immediate families and companies in which they are principals, are loan customers of the Bank. Loans to these persons aggregated approximately $4,644,000 and $5,044,000 at December 31, 1996 and 1995, respectively. During 1996 new loans to related parties aggregated $9,222,000 and loan payments aggregated $9,622,000. The maximum amount of such loans outstanding during 1996 and 1995 was $10,220,000 and $10,394,000, respectively.

Two directors and four stockholders of the Company are partners in a joint venture which is leasing certain real estate to the Bank. The terms of such lease are described further in Note 13.

================================================================================
                                                                 [PHOTO] Compass


13. Commitments and Contingent Liabilities


In July 1985, the Bank entered into a five-year noncancelable, branch office lease arrangement. The lease contains a provision which allows for an annual adjustment to the minimum payment to reflect changes in the Consumer Price Index and a provision for two five-year renewal options.

In March 1993, the Bank entered into a five-year noncancelable, office lease arrangement with related parties (see Note 12). Minimum payments under this operating lease started at $82,400 a year. The lease contains a provision which allows for a five percent annual increase and provides for two five-year renewal options.

The Bank is leasing space for its Shelter Rock Road, Danbury office under a lease agreement that extends through October 31, 2001. Minimum payments under this lease start at $39,360 per year.

Total rent expense for 1996, 1995 and 1994 was $255,000, $248,000 and $221,000,
respectively, which amounts are net of $19,000 and $20,000 of sublease income in 1995 and 1994.

Future minimum lease payments at December 31, 1996 are as follows:

               Year Ending December 31,                 Amount
                  (in thousands)
================================================================================
                      1997                             $   228
                      1998                                 215
                      1999                                 131
                      2000                                  85
                      2001                                  33
--------------------------------------------------------------------------------
                      Total                            $   692
================================================================================

14. Estimated Fair Value of Financial Instruments


SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the estimated fair values of certain financial instruments. Estimated fair values are as of December 31, 1996 and 1995 and have been determined using available market information and various valuation estimation methodologies. Considerable judgment is required to interpret the effects on fair value of such items as future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. The estimates presented herein are not necessarily indicative of the amounts that the Company would realize in a current market exchange. Also, the use of different market assumptions and/or estimation methodologies may have a material effect on the determination of the estimated fair values.

                                                                             As of December 31,
                                                                1996                               1995
                                                                     Estimated                           Estimated
                                                        Carrying       Fair                Carrying        Fair
                                                         Amount        Value                Amount         Value
====================================================================================================================
Assets:                                                                     (In Thousands)
Cash and cash equivalents                            $   15,145   $   15,145            $   17,325   $   17,325
Securities                                               33,616       33,553                34,562       34,776
Loans                                                   123,884      124,275               117,674      118,660
Accrued income receivable                                 1,401        1,401                 1,275        1,275

Liabilities:
Deposits without stated maturities                      106,625      106,625               100,907      100,907
Time deposits                                            56,000       55,972                57,632       57,618
Accrued interest payable                                    912          912                 1,160        1,160
====================================================================================================================

                                     Village Bancorp, Inc. o 1996 Annual Report

================================================================================
Notes to Consolidated Financial Statements (continued)           [PHOTO] Compass


The fair value estimates presented above are based on pertinent information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since December 31, 1996 and, therefore, current estimates of fair value may differ significantly from the amounts presented above.

Fair value methods and assumptions are as follows:

Cash and Cash Equivalents, Accrued Income Receivable and Accrued Interest Payable - The carrying amount is a reasonable estimate of fair value.

Securities - The fair value of securities was estimated based on quoted market prices or dealer quotes, if available. If a quote is not available, fair value is estimated using quoted market prices for similar securities.

Loans - The fair value of fixed rate loans has been estimated by discounting projected cash flows using current rates for similar loans. For loans which reprice to market rates or mature within a one year time frame, the carrying amount is a reasonable estimate of fair value. The value of impaired loans of approximately $1,576,000 and $636,000 at December 31, 1996 and 1995,
respectivly,are estimated to have a fair value of approximately $1,361,000 and $456,000. This estimate is very subjective and may not be indicative of what would be realized in a liquidation situation.

Deposits Without Stated Maturities - Under the provisions of SFAS No. 107, the estimated fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings accounts, NOW accounts, money market and checking accounts, is equal to the amount payable on demand.

Time Deposits - The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Off Balance Sheet Risk -As described in Note 4, the Company was a party to financial instruments with off-balance sheet risk at December 31, 1996. Such financial instruments consist of commitments to extend permanent financing and letters of credit. If the options are exercised by the prospective borrowers, these financial instruments will become interest-bearing assets of the Company. If the options expire, the Company retains any fees paid by the counterparty in order to obtain the commitment or guarantee. The fair value of commitments is estimated based upon fees currently charged to enter into similiar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate commitments, the fair value estimation takes into consideration an interest rate risk factor. The fair value of guarantees and letters of credit is based on fees currently charged for similiar agreements. The fair value of these off-balance sheet items at December 31, 1996 and 1995, respectively, approximates the recorded amounts of the related fees, which are not material. The Company has not engaged in hedge transactions such as interest rate futures contracts or interest rate swaps.

================================================================================
Officers, Board of Directors & Advisory Board of Directors        [LOGO] Compass


--------------------------------------------------------------------------------
Village Bancorp, Inc.


Officers

Edward J. Hannafin, Chairman of the Board
Nicholas R. DiNapoli, Vice Chairman of the Board
Enrico J. Addessi, Secretary of the Board
Robert V. Macklin, President & Chief Executive Officer
James R. Umbarger, Executive Vice President


Board of Directors

Enrico J. Addessi, President - Addessi of Ridgefield, Inc. Jose P. Boa, President - Diversified Maintenance Corporation Richard O. Carey, Owner - Connecticut Land Company
Madeline F. Contegni, Partner - Prudential Prime Properties Jeanne M. Cook, Owner - Jeanne Cook Travel Services
Nicholas R. DiNapoli, President - DiNapoli Development
         Company, Inc.
Edward J. Hannafin, Attorney - (Principal) Cutsumpas,
         Collins, Hannafin, Garmella, Jaber & Tuozzolo, P.C. Joseph L. Knapp, President - Knapp Brothers, Inc.
Carl H. Lecher, President - Carl Lecher, Inc.
Robert V. Macklin, President - Village Bancorp, Inc.
Antonio M. Resendes, Department Head - Henry Abbot
         Technical School
Thomas F. Reynolds, Partner - Reynolds & Rowella, CPA
Robert Scala, Private Investor

--------------------------------------------------------------------------------

The Village Bank & Trust Company


Officers

Edward J. Hannafin, Chairman of the Board
Nicholas R. DiNapoli, Vice Chairman of the Board
Robert V. Macklin, President & Chief Executive Officer
Enrico J. Addessi, Secretary of the Board
Robert Scala, Assistant Secretary of the Board
James R. Umbarger, Executive Vice President & Treasurer
George W. Hermann, Sr. Vice President
Gerard P. Shpunt, Sr. Vice President & Controller
Paul T. Budrow, Vice President
Dennis P. Clark, Vice President
Deborah L. Roche, Vice President
Elizabeth S. Arsenault, Assistant Vice President
Dennis J. Fitzgerald, Assistant Vice President
Kathleen Leach, Assistant Vice President
Dolores F. Mezo, Assistant Vice President
Jane Saunders, Assistant Vice President
Rita Sedor, Assistant Vice President
Richard Fink, Branch Office Administrator
Claudia K. St. John, Assistant Treasurer
Maura E. Saraceno, Assistant Treasurer
Paul M. Schmiedel, Assistant Treasurer
William Gabriele, Banking Officer - Lending
Marc Hirschenfang, Banking Officer - Operations


Board of Directors

Enrico J. Addessi, President - Addessi of Ridgefield, Inc. Jose P. Boa, President - Diversified Maintenance Corporation Richard O. Carey, Owner - Connecticut Land Company
Madeline F. Contegni, Partner - Prudential Prime Properties Jeanne M. Cook, Owner - Jeanne Cook Travel Services
Nicholas R. DiNapoli, President - DiNapoli Development
         Company, Inc.
Edward J. Hannafin, Attorney - (Principal) Cutsumpas,
         Collins, Hannafin, Garamella, Jaber & Tuozzolo, P.C. Joseph L. Knapp, President - Knapp Brothers, Inc.
Carl H. Lecher, President - Carl Lecher, Inc.
Robert V. Macklin, President - Village Bancorp, Inc.
Antonio M. Resendes, Dept. Head - Henry Abbot Technical School Thomas F. Reynolds, Partner - Reynolds & Rowella, CPA
Robert Scala, Private Investor
James R. Umbarger, Executive Vice President - The Village Bank
         & Trust Company

                                      Village Bancorp, Inc. o 1996 Annual Report

================================================================================
                                                                 [PHOTO] Compass


--------------------------------------------------------------------------------
The Village Bank & Trust Company
(Continued)


Advisory Board of Directors

Lewis J. Finch, Real Estate Investor - Chairman of the Board
         Emeritus
James Belote, Teacher- Ridgefield Public Schools
Loretta Brickley, Zoning Enforcement Officer - New Milford
Joseph Brunetti, Retired
Joseph F. Buzaid, Jr., Owner - Powerhouse Appliances
George Catha, President - Data Set Cable Company
George M. Cohan, Attorney - (Partner) Cohan & Kulawitz
Elie S. Coury, Attorney
John F. Coyle, Realtor - John F. Coyle Associates
Paul Dewitt, Owner - Economy Printing
Delfina do Nascimento, Co-Owner - N&T Enterprises
Eric G. Erhardt, President - Ridgefield European Motors, Inc.
Barry Finch, Realtor - Finch Associates
Patrick Fortin, Owner - Pat's Sales & Service, Inc.
Dr. Joshua Friedman, President - Electro-Lite Corporation
Morley M. Goldberg, M.D. - Physician
Clark A. Heydon, Jr., D.D.S. - Orthodontist
Carmine Iapaluccio. Jr., Owner - C. Iapaluccio Co.
Wendy Infurchia, Vice President - DiNapoli Development, Co., Inc. George Kaufman, President - International Tire Warehouses, Inc.
Paul J. Kuehner, Vice President - Building & Land Technology, Inc. Nicholas M. LaCava, Owner - Asco Supply Company,
         Inc.
Edward J. Manzi, President - Woodbury Insurance
Joseph F. Millett, Owner - The Athletic Club
Fred P. Montanari, Real Estate Investor
Abraham Morelli, Jr., President - Morelli's Inc.
Thomas B. Nash, Publisher - The Acorn Press
Louis Nazzaro, Partner - Nazzaro Contracting
Del Overby, Community Leader
R. David Piersall, Real Estate Investor
Gino B. Polverari, Retired
Deborah Pritchard, Vice President - Chemical Marketing Concepts, Inc. Gerald A. Rabin, Owner - Ridgefield Hardware Company,Inc.
Octavio Rebelo, Owner - Rebelo's  Realty
Henry A. Rost, Jr., President - Realty Seven, Inc.
Perry Salvagne, Owner - Hodge Insurance Agency
Robert J. Sharp, President - Newman/Sharp Racing, Inc.
Jeffery Sienkiewicz, Attorney - (Partner) Sienkiewicz & McKenna Thomas M. Sinchak, Attorney
Wayne Skelly,  Zoning Enforcement Officer - City of Danbury
John Spatola, Self Employed
O.H. Stark, Marketing Consultant
Donald C. Sturges, Partner - Sturges Bros., Inc.
William W. Sullivan, Attorney - (Partner) Sullivan & Biraglia, P.C. Luis A. Tomas, Owner - European's Furniture
Gino Torcellini, Retired
Valentine Ventura, Owner - Plante Brothers
Gerry Ward, President - Gerry Ward & Associates

===============================================================================
Capital Stock, Annual Meeting &                                 [PHOTO] Compass
Request for Financial Information


Capital Stock

Village Bancorp, Inc. stock is listed on the NASDAQ SmallCap Market. The prices of the Company's common stock as quoted by NASDAQ and the dividends paid during 1996 and 1995 are as follows:

                                 1996                               1995

                       Bid     Ask       Dividend          Bid     Ask       Dividend
                       ---     ---       --------          ---     ---       --------
  1st Quarter      $  18.75  $ 20.25   $.15/Share       $ 12.00    $ 12.75    $ .11/Share
  2nd Quarter      $  19.00  $ 20.50   $.17/Share       $ 12.75    $ 13.50    $ .11/Share
  3rd Quarter      $  19.00  $ 20.50   $.17/Share       $ 13.375   $ 13.75    $ .11/Share
  4th Quarter      $  20.75  $ 22.50   $.18/Share       $ 19.25    $ 21.00    $ .15/Share



As of December 31, 1996 there were 1,235 stockholders of record.

Annual Meeting

The Company's annual meeting will be held on Monday April 28, 1997, 8:00 PM at The Village Bank & Trust Company, 25 Prospect Street, Ridgefield, Connecticut. Stockholders who cannot attend are urged to exercise their right to vote by proxy.

Request for Financial Information

The Company will provide without charge to each stockholder, upon written request, a copy of the Company's Annual Report on Form 10-K. Written requests should be directed to Enrico J. Addessi, Secretary, c/o Village Bancorp, Inc., P.O. Box 366, Ridgefield, CT 06877.

This Statement has not been reviewed, nor confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

                                      Village Bancorp, Inc. o 1996 Annual Report

================================================================================
The Village Bank & Trust Company                                [PHOTO] Compass
Branch Locations


Offices                                    Hours

25 Prospect Street               Office    9:00 am -        3:00 pm    M-W
Ridgefield, CT 06877                       9:00 am -        5:00 pm    Th
Manager: Richard Fink                      9:00 am -        6:00 pm    F
(203)438-9551                              9:00 am -       12:00pm     S
                               Drive-up    8:00 am -        8:00 pm    M-F
                                           9:00 am -       12:00 pm    S

-----------------------------------------------------------------------------
219  Town Green                  Office    8:00 am -        4:00 pm    M-Th
Wilton, CT 06897                           8:00 am -        7:00 pm    F
Manager: Rita Sedor                        9:00 am -       12:00 pm    S
(203)762-8409              Drive-up ATM    24 Hours

-----------------------------------------------------------------------------
54 Bridge Street                 Office    9:00 am -        3:00 pm    M-Th
New Milford, CT 06776                      9:00 am -        6:00 pm    F
Manager:  Maura Saraceno                   9:00 am -       12:00 pm    S
(860)350-3460                  Drive-up    8:00 am -        8:00 pm    M-F
                                           9:00 am -       12:00 pm    S

-----------------------------------------------------------------------------
28 Shelter Rock Road             Office    9:00 am -        3:00 pm    M-W
Danbury, CT 06810                          9:00 am -        5:00 pm    Th
Manager: Dolores Mezo                      9:00 am -        6:00 pm    F
(203)798-9696                              9:00 am -       12:00 pm    S
                               Drive-up    8:00 am -        8:00 pm    M-F
                                           9:00 am -       12:00 pm    S
=============================================================================
All offices have 24 hour Village Banker ATMs.

Opening:  Summer 1997
CityCenter Danbury Office
National Place
Danbury, CT  06810