Form 10-K, Exhibit 13
period 1997-12-31
VILLAGE BANCORP INC
filed 1998-03-31
CIK 715148

VILLAGE
  BANCORP

1997

annual report

table of contents

Letter to Stockholders o 2

Business o 4

Business/Selected Financial Data o 10

Management's Discussion & Analysis of Financial Condition
& Results of Operations o 11

Independent Auditors' Report o 15

Consolidated Balance Sheets o 16

Consolidated Statements of Income o 17

Consolidated Statements of Changes in Stockholders' Equity o 18

Consolidated Statements of Cash Flows o 19

Notes to Consolidated Financial Statements o 20

Officers, Board of Directors & Advisory Board of Directors o 34

Capital Stock, Annual Meeting, Request for Financial Information o 36

Banking Office Information o 36

1997

annual report

[GRAPHIC]

We are very pleased to report to you on the many accomplishments of Village Bancorp, Inc. and its sole subsidiary, The Village Bank & Trust Company, during 1997. The past year was a period of strong growth for the organization - growth that we believe will allow your company to compete effectively in today's rapidly changing world.

The Corporation's total assets on December 31, 1997, were $222,549,000, a 24% increase from the total assets on December 31, 1996 of $179,550,000. The Bank's loan portfolio grew 17% during the year from the $125,480,000 reported on December 31, 1996 to $146,350,000 at December 31, 1997. At December 31, 1997 the
Bank's investment portfolio totaled $53,809,000, up a significant 64% from the December 31, 1996 total of $32,904,000. The Bank's total deposits were $203,808,000 on December 31, 1997, an increase of 25% from the total deposits of $162,625,000 the year before.

The year 1997 was a very exciting one for the Bank and its staff. In June, a new full service office was opened in Westport, Connecticut. One month later, the Bank completed its new building in CityCenter Danbury and opened a full service office to the public on July 19, 1997. Over the Labor Day weekend, most of the Bank's back office processing departments were relocated to the top two floors of the new Danbury building. Over time, having these areas of our operation in our own building will save the Company significant rental expense that it would otherwise pay. The Bank also undertook a complete conversion of its teller system to make the entire process more efficient.

These projects helped produce the Bank's strong growth; but also resulted in a short term increase in expenses. As a result, net profit for the fiscal year ending December 31, 1997 was $1,178,000, down from the 1996 net profit of $1,820,000. These amounts represent basic earnings per share of $ .62 for 1997 versus a basic earnings per share of $ .96 for 1996. Fully diluted earnings per share were $ .61 and $ .95 for 1997 and 1996, respectively. Many of the expenses related to the new offices and the other projects were nonrecurring. That fact, combined with increased business both from the new offices and the existing operation, should produce increased profitability in 1998.

For our stockholders, the Company accomplished several goals during 1997. In the fall a Dividend Reinvestment and Stock Purchase Plan for stockholders was implemented. Response to this program has been excellent. An Employee Stock Purchase Plan was also introduced and we are pleased to report that over 30% of our employees have decided to participate so far. Their interest in ownership of the Company has a very positive effect on their day to day efforts at producing quality service. In December, the Board of Directors declared a 100% stock dividend (the functional equivalent of a 2 for 1 stock split). We believe the addition of our two new offices has significantly increased the value of our franchise The Village Bank now has six offices extending from Westport to New Milford, one of the most attractive markets in the country.

2 o Village Bancorp
letter to our stockholders
================================================================================


For our customers, the Bank continues to enjoy a reputation for quality, personal service - a reputation we work hard to maintain and one we all take pride in. We also recently expanded our lobby hours while continuing the 8 a.m. to 8 p.m. daily hours of the five offices that are equipped with drive-up windows. Our 24 hour telephone inquiry system continues to be very popular, averaging over 12,000 calls per month. Our Trust Department is expanding rapidly as more and more people realize the critical need for these services.

We are beginning to introduce The Village Banker On Line, which is a home banking service that allows customers an easy, safe, and convenient way to bank at home, pay bills, transfer funds, view account histories and maintain financial records. To compliment the home banking service, we also introduced our newly designed web site which contains information about the Bank's products and services, investor relations, stock quotes, and recent press releases. The web site is located at www.villagebank.com.

Finally, we are very proud of the positive effect The Village Bank has on each of the communities in which we do business. As a strong and growing company, we believe that our participation in the life of our towns is important. Certainly the Bank makes financial contributions to many worthy groups and organizations. However, our influence goes much beyond that. We encourage our employees to get involved. They have done this in significant ways. In all the towns where we have a presence, Village bankers are seemingly everywhere, volunteering their time and effort on boards of agencies and organizations, raising funds for local charities, mentoring young people, etc. The monthly list of our community involvement literally runs pages. Our leadership, we believe, serves as a model for other organizations and individuals which affects the quality of life for all of us.

We are very pleased to have you be a part of what we think is a special company.

                                   /s/ Robert V. Macklin
                                   --------------------------------------
                                   Robert V. Macklin
                                   President & Chief Executive Officer
[PHOTO]

                                   /s/ Edward J. Hannafin
                                   --------------------------------------
                                   Edward J. Hannafin
                                   Chairman& Chief Executive Officer

                                                          1997 Annual Report o 3

O    business
================================================================================


DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY;
INTEREST RATES AND INTEREST DIFFERENTIAL

                                                                (Dollar amounts in thousands)
                                                1997                         1996                         1995
===========================================================================================================================
                                     Average            Yield/    Average           Yield/    Average            Yield/
                                     Balance  Interest   Rate     Balance Interest   Rate     Balance  Interest   Rate
===========================================================================================================================
ASSETS

Interest earning assets:
   Loans(1)                         $135,525   $11,708   8.64%  $121,387   $10,472   8.63%   $116,556   $10,177    8.73%
   Taxable securities(2)              35,688     2,064   5.78     32,132     1,883   5.86      26,912     1,680    6.24
   Tax-exempt securities               6,836       312   4.56      2,495       121   4.85       2,284       112    4.90
   Interest bearing deposits              50         2   4.00         --        --                 --        --
   Federal funds sold                  7,745       417   5.38      5,994       317   5.29       6,329       371    5.86
---------------------------------------------------------------------------------------------------------------------------
   Total interest earning assets    $185,844   $14,503   7.80%  $162,008   $12,793   7.90%   $152,081   $12,340    8.11%
---------------------------------------------------------------------------------------------------------------------------
Noninterest earning assets:
   Cash and due from banks             9,184                       8,004                        7,722
   Bank premises and equipment         2,760                       1,537                        1,608
   Accrued income and other assets     4,337                       2,532                        1,951
   Allowance for loan losses          (1,333)                     (1,299)                      (1,464)
---------------------------------------------------------------------------------------------------------------------------
TOTAL                               $200,792                    $172,782                     $161,898
===========================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest bearing liabilities:
   NOW accounts                     $ 42,522   $   645   1.52%  $ 39,029   $   622   1.59%   $ 35,759    $  622    1.74%
   Savings deposits                   48,035     1,317   2.74     46,200     1,320   2.86      44,334     1,230    2.77
   Time deposits                      74,730     4,174   5.59     54,990     3,011   5.48      50,413     2,761    5.48
   Federal funds purchased                15         1   6.67          8        --  --            556        33    5.94
---------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities  $165,302   $ 6,137   3.71%  $140,227   $ 4,953   3.53%   $131,062    $4,646    3.54%
---------------------------------------------------------------------------------------------------------------------------
Noninterest bearing liabilities:
   Demand deposits                    17,773                      16,271                       15,974
   Other                               2,061                       1,670                        1,317
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                    185,136                     158,168                      148,353
Stockholders' equity                  15,656                      14,614                       13,545
---------------------------------------------------------------------------------------------------------------------------
TOTAL                               $200,792                    $172,782                     $161,898
NET INTEREST INCOME                            $ 8,366                     $ 7,840                       $7,694
===========================================================================================================================

NET YIELD ON INTEREST
EARNING ASSETS                                           4.50%                       4.84%                         5.06%
===========================================================================================================================

(1) For the purposes of these computations, nonaccruing loans are included in the daily average loan amounts outstanding. Interest income includes fees on loans of $208,000, $198,000 and $165,000 in 1997, 1996 and 1995, respectively.

(2) Includes Federal Home Loan Bank stock.

4 o Village Bancorp

                                                              ------------------
                                                                   Business
                                                              ------------------


================================================================================


VOLUME/RATE ANALYSIS

The following table sets forth for the periods indicated a summary of the changes in interest income and interest expense resulting from changes in volume and changes in rate.

                                                                    (In thousands)
                                           1997 Compared to 1996                        1996 Compared to 1995
                                      Increase (Decrease) Due to: (1)              Increase (Decrease) Due to: (1)
=========================================================================================================================
                                        Volume      Rate        Net                 Volume        Rate         Net
=========================================================================================================================
Interest income on:
  Loans                                $ 1,224    $    12     $ 1,236              $   408      $  (113)     $   295
  Taxable securities                       199        (18)        181                  296          (93)         203
  Tax-exempt securities                    198         (7)        191                   10           (1)           9
   Interest bearing deposits                 1          1           2                   --           --           --
  Federal funds sold                        94          6         100                  (19)         (35)         (54)
-------------------------------------------------------------------------------------------------------------------------
TOTAL                                  $ 1,716    $    (6)    $ 1,710              $   695      $  (242)     $   453
=========================================================================================================================

Interest expense on:
  NOW accounts                         $    45    $   (22)    $    23              $    --      $    --      $    --
  Savings deposits                          (2)        (1)         (3)                 395         (305)          90
  Time deposits                          1,101         62       1,163                  250           --          250
   Federal funds purchased                   1         --           1                  (16)         (17)         (33)
-------------------------------------------------------------------------------------------------------------------------
TOTAL                                  $ 1,145    $    39     $ 1,184              $   629      $  (322)     $   307
=========================================================================================================================

(1) The change in interest due to both rate and volume has been allocated to the volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.


SECURITIES PORTFOLIO

The following table sets forth the balance sheet carrying amount of securities at the dates indicated:

                                                             (In thousands)
                                                              December 31,
                                                 1997             1996            1995
============================================================================================
U.S. Treasury and other U.S.
  Government agencies                          $ 42,890         $ 30,218         $ 32,060
States and political subdivisions                10,886            2,639            2,444
Other                                                33               47               58
--------------------------------------------------------------------------------------------
TOTAL                                          $ 53,809         $ 32,904         $ 34,562
============================================================================================

                                                          1997 Annual Report o 5

o    business (continued)
================================================================================


The following table sets forth the maturities of securities at December 31, 1997 and the weighted average yields of such securities (calculated on the basis of the amortized cost and effective yields weighted for the scheduled maturity of each security). Tax equivalent adjustments have not been made in calculating yields on obligations of states and political subdivisions.

                                                                  (Dollar amounts in thousands)
                                                                            Maturing
                                                           After One Year But     After Five Years But           After
                                   Within One Year         Within Five Years        Within Ten Years           Ten Years
                                   Amount     Yield         Amount     Yield        Amount     Yield        Amount      Yield
===============================================================================================================================
U.S. Treasury and other U.S.
  Government agencies            $ 24,774     5.60%        $16,495    5.74%         $ 1,572    5.92%       $     49      8.04%
States and political
  subdivisions                        822     4.26           3,407    4.31            3,545    4.71           3,112      4.93
Other                                  13     5.08              20    6.50               --      --              --        --
-------------------------------------------------------------------------------------------------------------------------------
TOTALS                           $ 25,609     5.56%        $19,922    5.50%         $ 5,117    5.08%       $  3,161      4.98%
===============================================================================================================================


LOAN PORTFOLIO

The following table shows the Bank's loan distribution (net of deferred loan fees) at the end of each of the last three years:

                                                                                  (In thousands)
                                                                                   December 31,
                                                                     1997              1996             1995
     ============================================================================================================
     Real estate - mortgage and home equity                       $ 108,621          $ 96,345          $88,400
     Real estate - construction and land development                 14,012             7,953            7,737
     Installment and consumer credit                                  7,888             9,917           10,562
     Commercial and financial                                        17,138            12,621           12,892
     ------------------------------------------------------------------------------------------------------------
     TOTALS                                                       $ 147,659          $126,836          $119,591
     ============================================================================================================

The following table shows the maturity of gross loans (excluding installment and consumer credit loans) outstanding as of December 31, 1997. Also provided are the amounts due after one year classified according to sensitivity to changes in interest rates.

                                                                                      (In thousands)
                                                                                         Maturing
                                                                           After One Year
                                                               Within        But Within        After
                                                              One Year       Five Years     Five Years         Total
=======================================================================================================================
Commercial and financial                                      $   7,539      $   6,991       $  2,608       $  17,138
Real estate - construction and land development                  11,815          2,141             56          14,012
Real estate - mortgage and home equity                              246          6,168        102,207         108,621
-----------------------------------------------------------------------------------------------------------------------
TOTAL                                                         $  19,600      $  15,300       $104,871       $ 139,771
=======================================================================================================================

Loans maturing after one year with:
  Fixed interest rates                                                       $   5,074       $ 10,912
  Variable interest rates                                                       10,226         93,959
-----------------------------------------------------------------------------------------------------------------------
TOTAL                                                                        $  15,300       $104,871
=======================================================================================================================

6 o Village Bancorp

                                                              ------------------
                                                                   Business
                                                              ------------------


================================================================================


NONACCRUAL AND PAST DUE LOANS

The following table summarizes the Bank's nonaccrual loans and loans past due 90 days or more:

                                                     (In thousands)
                                                      December 31,
                                            1997          1996          1995
================================================================================
Nonaccrual loans                           $1,299        $1,596        $  606
Accruing loans past due
  90 days or more                             323           157           230
--------------------------------------------------------------------------------
TOTAL                                      $1,622        $1,753        $  836
================================================================================

At December 31, 1997, $1,299,000 of nonaccrual loans were collateralized.

A loan is put on nonaccrual basis when the loan becomes past due ninety days, except for instances where there are factors known to management which reflect favorably on the ability of the customer to fulfill the obligation. The Bank would have recorded an additional $74,000, $59,000 and $51,000 of gross interest income in 1997, 1996 and 1995, respectively, if nonaccrual loans had been current.


SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes the activity in the allowance for loan losses:

                                                                          (Dollar amounts in thousands)
                                                                     1997             1996              1995
================================================================================================================
Allowance at beginning of year                                     $ 1,356          $ 1,311           $ 1,551
Charge-offs:
   Commercial and financial                                             --               --                95
  Installment and consumer credit                                       77               69               183
  Real estate - mortgage                                                42              104               186
----------------------------------------------------------------------------------------------------------------
  Total charge-offs                                                    119              173               464
================================================================================================================
Recoveries:
   Commercial and financial                                              1               10                 8
   Installment and consumer credit                                      10                7                 6
   Real estate - mortgage                                                1               81                --
----------------------------------------------------------------------------------------------------------------
  Total recoveries                                                      12               98                14
================================================================================================================
Net charge-offs                                                        107               75               450
Provision for loan losses (1)                                           60              120               210
----------------------------------------------------------------------------------------------------------------
Allowance at end of year                                           $ 1,309          $ 1,356           $ 1,311
================================================================================================================
Ratio of net charge-offs (recoveries) during the
  year to average loans outstanding                                   .079%            .062%             .385%
================================================================================================================

(1) The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors which include, but are not limited to, general economic conditions, loan portfolio composition, prior loan loss experience and management's estimation of potential losses.

The allowance for loan losses is considered adequate by management to cover known and unknown risk elements in the portfolios. This consideration is affected by the Bank's real estate lending portfolio which represents the major portion of the growth in the loan portfolios. Real estate loans are generally well collateralized, and are therefore reflected as such in the allowance. Management anticipates no material increase or decrease in charge-off activity in 1998.

                                                          1997 Annual Report o 7

o    business (continued)
================================================================================


DEPOSITS

The average daily amount of deposits and rates paid on such deposits are summarized for the periods indicated in the following table:

                                                                      (Dollar amounts in thousands)
                                                                         Year Ended December 31,
                                                        1997                      1996                      1995
===========================================================================================================================
                                                Amount        Rate        Amount        Rate        Amount         Rate
===========================================================================================================================
Noninterest bearing and
  demand deposits                              $ 17,773                   $ 16,271                  $ 15,974
NOW accounts                                     42,522       1.52%         39,029      1.59%         35,759       1.74%
Savings deposits                                 48,035       2.74          46,200      2.86          44,334       2.77
Time deposits                                    74,730       5.59          54,990      5.48          50,413       5.48
---------------------------------------------------------------------------------------------------------------------------
TOTAL                                          $183,060                   $156,490                  $146,480
===========================================================================================================================

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1997 are summarized as follows:

                                                         (In thousands)
                                                  Time Certificates of Deposit
     ===========================================================================
     Three months or less                                $   5,498
     Over three through six months                           2,487
     Over six through twelve months                          4,384
     Over twelve months                                      2,278
     ---------------------------------------------------------------------------
     TOTAL                                               $  14,647
     ===========================================================================

RETURN ON EQUITY AND ASSETS

The following table shows consolidated operating and capital ratios for each of the last three years:

                                                        Year Ended December 31,
                                                       1997      1996      1995
================================================================================
Return on average assets                                .59%     1.05%      .81%
Return on average stockholders' equity                 7.52     12.45      9.72
Dividend payout ratio                                 59.02     35.26     34.78
Equity to assets ratio (1)                             7.80      8.46      8.37
================================================================================

(1) Ratio is based upon average stockholders' equity and average asset balances.

MARKET RISK

As a financial institution, the Company's primary component of market risk is interest rate volatility. Any fluctuation in interest rates will impact both the level of income and expense recorded on a large percentage of the Bank's assets and liabilities, and the fair value of all interest earning assets. In general, financial institutions are negatively affected by an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. The Bank does not own any trading assets, nor does it have any hedging transactions in place such as interest rate swaps and caps. Based on the nature of the Bank's operations, it is not subject to foreign exchange or commodity price risk.

The Bank's earnings are primarily dependent on its net interest income which is the difference (the "spread") between the yields earned on its interest earning assets, such as loans and investments, and the rates paid on its interest bearing liabilities, primarily deposits.

8 o Village Bancorp

                                                              ------------------
                                                                   Business
                                                              ------------------


================================================================================


Asset/liability management is the measurement and analysis of the Bank's exposure to changes in the interest rate environment. The principal objectives of the Bank's interest rate risk management activites are to: (a) evaluate the interest rate risk included in certain balance sheet accounts; (b) determine the level of risk appropriate given the Bank's business focus, operating environment, capital and liquidity requirements and performance objectives; and
(c) manage this risk consistent with Board of Director approved guidelines. The Bank's interest rate management strategy is designed to stabilize the spread and preserve capital over a broad range of interest rate scenarios, while at the same time enhancing income. Management realizes certain risks are inherent in the financial services industry and that the goal is to identify and minimize these risks. Various strategies are in place to control the Bank's exposure to interest rate risk. The Bank has an Asset/Liability Committee comprised of senior management which is primarily responsible for monitoring and determining methods of managing the rate sensitivity and repricing characteristics of the balance sheet components. This is done consistent with maintaining acceptable levels of both risk and net interest income. This committee meets on a regular basis. Quarterly reports are provided to the Board of Directors for informational purposes and to ensure compliance with policy.

The following table sets forth the dollar amount, weighted average interest rates and estimated fair value (see Note 15 to the financial statements) of selected assets and liabilities that are scheduled to mature within the stated time frames as of December 31, 1997:

Maturities (dollars in thousands)
                                                               Scheduled Maturity dates
                             1998          1999          2000         2001        2002      Thereafter    Total     Fair Value
===============================================================================================================================
Assets:
   Securities              $  26,391     $  9,713     $  6,600     $  2,452     $  1,157     $  8,278    $ 54,591    $ 54,763
   Weighted average
     interest rate (%)          5.59         5.60         5.44         5.48         5.15         5.04        5.47
   Home equity loans             275          351        1,485          550        1,447        5,776       9,884       9,884
   Weighted average
     interest rate (%)          9.75         9.98         9.86         9.90         9.94         9.97        9.94
   Real estate loans          11,786        2,907          241          731          598       96,690     112,953     113,817
   Weighted average
     interest rate (%)          8.00         8.72         9.33         9.63         8.46         7.84        7.90
   Installment and
     commercial loans         13,650        4,682        3,054        1,873        1,147          620      25,026      24,949
   Weighted average
     interest rate (%)          9.50         9.29         8.91         9.50         9.34         9.42        9.38
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL                   $  52,102     $ 17,653     $ 11,380     $  5,606     $  4,349     $111,364    $202,454    $203,413
===============================================================================================================================

Liabilities:
   Non-interest
     bearing deposits      $  20,764     $     --     $     --     $     --     $     --     $     --    $ 20,764    $ 20,764
   Weighted average
     interest rate (%)            --           --           --           --           --           --          --
   Now, savings &
     money market            100,014           --           --           --           --           --     100,014     100,014
   Weighted average
     interest rate (%)          1.84           --           --           --           --           --        1.84
   Certificates of deposit    69,950        8,648        3,440          533          459           --      83,030      83,209
   Weighted average
     interest rate (%)          5.35         5.90         6.05         5.74         6.12           --        5.44
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL                   $ 190,728     $  8,648     $  3,440     $    533     $    459     $     --    $203,808    $203,987
===============================================================================================================================

Although the Bank is subject to interest rate risk as described above, loans and deposits of the Bank have historically been largely stable and the Company has not experienced any significant adverse effects on net income in periods of rapidly changing interest rates. Accordingly, no prepayment, deposit decay rates or reinvestment assumptions have been reflected in the above table. Management makes a concious effort to match the maturities or the repricing time frames of assets with the liabilities that fund them, to limit the period of time between repricing on adjustable rate assets in portfolio and to minimize the volume of fixed-rate assets held.

                                                          1997 Annual Report o 9

o    business/selected financial data
================================================================================


INTEREST RATE SENSITIVITY

The following table sets forth the dollar amount of rate sensitive assets and liabilities that contractually reprice within the stated time frames at December 31, 1997:

                                                                      (Dollar amounts in thousands)
Rate Sensitive Assets:
                                                   1 Year or less     1 - 5 Years      Over 5 Years         Total
======================================================================================================================
Loans (net of deferred loan fees)                    $ 107,383         $  27,904        $  12,372         $ 147,659
Securities                                              26,391            19,922            8,278            54,591
----------------------------------------------------------------------------------------------------------------------
Total                                                  133,774            47,826           20,650           202,250
======================================================================================================================

Rate Sensitive Liabilities:
Deposits                                               169,863            13,181               --           183,044
----------------------------------------------------------------------------------------------------------------------
Gap (Repricing difference)                           $ (36,089)        $  34,645        $  20,650         $  19,206
======================================================================================================================
Cumulative gap                                       $ (36,089)        $  (1,444)       $  19,206
======================================================================================================================
Cumulative ratio of rate
  sensitive assets to liabilities                          .79               .99             1.10
======================================================================================================================


SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the last five years:

                                                       (In thousands, except per share amounts)
                                                                Year Ended December 31,
                                      1997              1996             1995              1994             1993
======================================================================================================================
Net interest income                 $  8,366         $   7,840         $   7,694        $   7,002         $   6,744
Provision for loan losses                 60               120               210              311                45
Net income                             1,178             1,820             1,316              707               994
----------------------------------------------------------------------------------------------------------------------
Per share data:  (1)
  Net income - basic earnings       $    .62         $     .96         $     .70        $     .37         $     .53
  Net income - diluted earnings          .61               .95               .69              .37               .53
  Cash dividends declared                .36              .335               .24             .315               .26
----------------------------------------------------------------------------------------------------------------------
Balance sheet totals:
  Average assets                    $200,792         $ 172,782         $ 161,898        $ 149,505         $ 143,365
  Average deposits                   183,075           156,498           146,480          135,642           129,752
  Average stockholders' equity        15,656            14,614            13,545           13,095            12,824
======================================================================================================================

The following table sets forth selected quarterly financial data for 1997 and 1996:

                                                         (In thousands, except per share amounts)
                                                 1997 Quarters                               1996 Quarters
                                    Total   Fourth   Third   Second    First    Total   Fourth    Third   Second    First
===========================================================================================================================
Net interest income                $8,366   $2,250   $2,106  $2,041   $1,969   $7,840   $1,947   $1,995   $1,933   $1,965
Provision for loan losses              60       15       15      15       15      120       30       30       30       30
Net income                          1,178      223      231     315      409    1,820      549      458      421      392
---------------------------------------------------------------------------------------------------------------------------
Per share data: (1)
Net income - basic earnings        $  .62   $  .12   $  .12  $  .17   $  .21   $  .96   $  .29   $  .24   $  .22   $  .21
Net income - diluted earnings         .61      .12      .12     .16      .21      .95      .29      .24      .22      .20
Cash dividends declared               .36      .09      .09     .09      .09     .335      .09     .085     .085     .075
===========================================================================================================================

(1) Per share data prior to 1997 has been adjusted for the 100% stock dividend issued in 1997.

10 o Village Bancorp

          ----------------------------------------------------------------------
               Business / Selected Financial Data / Management's Discussion
                 & Analysis of Financial Condition & Results of Operations
          ----------------------------------------------------------------------


o    management's discussion & analysis of financial condition
     & results of operations
================================================================================


General

Village Bancorp, Inc. (Company) is a Connecticut incorporated bank holding company and parent corporation of the Village Bank & Trust Company (Village), which is the only subsidiary of the Company. During 1997, the Bank opened full-service branches in Danbury and Westport, Connecticut. The Westport location was opened in June of 1997 in leased office space. The Danbury location was opened in July of 1997 in the Bank's new three-story, 17,000 square foot office building. In January 1994, Village Bancorp, Inc. and Liberty National Bank (Liberty) jointly announced the signing of an agreement by which Village Bancorp, Inc. would acquire all of the outstanding common stock of Liberty. This acquisition took place in November of 1994. In June of 1995, Liberty National Bank was merged into The Village Bank & Trust Company. All historical financial data has been restated to include both entities for all periods presented. The Bank functions as a financial intermediary acting as depository and lender of funds to its customers, and generates its income from the interest earned on invested assets less interest paid on its deposits and interest bearing liabilities. The Bank is a member of the Federal Deposit Insurance Corporation
(FDIC) and the deposits of the Bank are insured by the FDIC to the extent provided by law. The Bank offers all general commercial banking services allowed by both State and Federal regulations. The Company does not engage in any non-banking activities that are permitted to bank holding companies under enacted regulations. The Bank is subject to intense competition from various financial institutions and other companies or firms that engage in similiar activities. Bank holding companies and banks are extensively regulated under both federal and state law. As of December 31, 1997, the Bank had 97 full-time equivalent employees. Most full-time employees are eligible for group life, health and medical and disability insurance. Village Bank & Trust employees are eligible for participation in a 401(k) plan after one year of service. The Company is listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") SmallCap Stock Market price quotation service under the symbol "VBNK". Village began operating a trust department and offering trust services in the third quarter of 1993.

COMPARISON OF 1997 TO 1996

Financial Condition

The Company had total assets of $222,549,000 on December 31, 1997 as compared to assets of $179,550,000 on December 31, 1996. The most significant areas of increase over the past year were in loans, which increased $20,823,000 (16.4%) and securities, which increased $20,905,000 (63.5%).

The growth in these two areas was funded mainly by an increase of $41,183,000 (25.3%) in the Bank's deposits. This increase in loans is primarily attributable to a combination of factors. The Bank continued its increased marketing effort in this area. The new branch offices increased the Bank's presence in the marketplace, with the Westport branch opening an entirely new market. The sales force was expanded late in 1996 in both the mortgage and commercial loan areas, this helped to increase the volume of business. The expanded adjustable rate product line has been well received. The Bank generally retains adjustable rate loans for its own portfolio, this contributed to the increase in the mortgage loan area.

The loan portfolio of the Bank includes $122,633,000 of real estate, home equity and construction mortgages. This is 83.1% of the Bank's total loan portfolio as of December 31, 1997. This is in comparison to $104,298,000 (82.2%) in real estate related loans outstanding on December 31, 1996. Due to this high percentage of real estate loans the management of the Bank is continuously monitoring real estate values and the general economic conditions in the Bank's lending areas so that it may take appropriate action when necessary.

Capital Resources

The Company, aware that its capital position is a measure of its ongoing viability and ability to compete effectively in the highly competitive financial services industry, strives to maintain a strong capital position. With a strong capital position, the Company has the ability to effectively compete now and in the future and to be better able to withstand economic instability or uncertainty. The Company had a leverage ratio of 7.80% on December 31, 1997 as compared to 8.46% on December 31, 1996.

In 1989 the Federal Deposit Insurance Corporation approved a final Statement of Policy on Risk-Based Capital to be implemented over a two-year transition period beginning at December 31, 1990. Risk weights are assigned to balance sheet and off-balance sheet items and are used to calculate the Bank's capital ratios. On December 31, 1997 the required minimum capital was 8.0% of total capital to risk weighted assets and 4.0% Tier 1 capital to risk weighted assets. The Company's ratios on December 31, 1997 were 13.06% total capital ratio and 12.06% Tier 1 capital ratio, which exceed the minimum requirements. These ratios for December 31, 1996 were 14.62% and 13.43%, respectively. Management does not anticipate any event that would cause the Company to fall below the minimum requirements at December 31, 1998, and anticipates that the Company will continue to have excess "risk-based" capital.

                                                         1997 Annual Report o 11

o    management's discussion & analysis of financial condition
     & results of operations (continued)
================================================================================


Results of Operations

Net income for 1997 was $1,178,000 as compared to $1,820,000 for 1996. This decrease was primarily the result of an increase in expenses incurred as a result of the completion and related move into the Bank;s new three story office building in Danbury, Connecticut along with the opening of a new full-service branch office in Westport, Connecticut in leased office space. Net interest income for 1997 amounted to $8,366,000 as compared to $7,840,000 for 1996. Net interest income increased primarily as a result of the increase in interest income on loans.

Income Taxes

The Company's provision for income taxes was $585,000 for 1997 as compared to $471,000 for 1996. The increase in the Company's provision for income taxes was primarily the result of the 1996 receipt of a tax refund settlement from the State of Connecticut. For more information please see Note 10 to the Consolidated Financial Statements.

Assets and Related Income Analysis

Loans outstanding on December 31, 1997 totaled $147,659,000 as compared to $126,836,000 outstanding on December 31, 1996. The increase in the loan portfolio of $20,823,000 (16.4%) was for the most part attributable to the majority of real estate loans originated being variable rate, which the Bank primarily holds for its own portfolio. There was also an increased sales effort in the commercial loan area which encreased the outstandings by $4,517,000. The majority of loans at the Bank are and have been real estate related. Loan income increased $1,236,000 from $10,472,000 for 1996 to $11,708,000 for 1997. This increase is due to an increase in average outstanding loans from $121,623,000 for 1996 to $135,772,000 for 1997, coupled with a slight increase in the average rate earned from 8.61% in 1996 to 8.62% in 1997.

Securities, which consist of securities held-to-maturity and securities available-for-sale, increased $20,905,000 (63.5%) from $32,904,000 at December 31, 1996 to $53,809,000 at December 31, 1997. Income from securities increased $329,000 (16.5%) from $2,000,000 for the 1996 period to $2,329,000 for the 1997 period. This increase resulted primarily from an increase in average dollar amount outstanding from $34,570,000 for 1996 to $41,760,000 for 1997, offset by a decrease in average rate earned from 5.79% for 1996 to 5.58% for 1997. In 1997 there were no net security gains or losses; there were net security losses of $17,000 in 1996. The Bank has the positive intent and ability to hold securities designated as held-to-maturity until maturity and does not engage in trading activities. Securities available-for-sale are used to compensate for liquidity forecasting deviations.

Federal funds sold decreased $6,600,000 from $6,600,000 at December 31, 1996 to $0 at December 31, 1997. Federal funds sold income increased $100,000 (31.5%) from $317,000 for 1996 to $417,000 for 1997. This increase resulted primarily from an increase in average dollar amount outstanding from $5,994,000 in 1996 to $7,745,000 in 1997 coupled with an increase in the average rate earned from 5.29% for 1996 to 5.38% in 1997.

Liability and Related Expense Analysis

Deposits increased $41,183,000 (25.3%) from $162,625,000 at December 31, 1996 to
$203,808,000 at December 31, 1997. Interest on deposits increased $1,184,000 (23.9%) from $4,953,000 for 1996 to $6,137,000 for 1997. This increase is attributable to an increase in the average dollar amount outstanding from $156,489,000 for 1996 to $183,060,000 in 1997, coupled with an increase in the average rate paid of 3.17% for 1996 to 3.35% for 1997.

Salary and benefits expenses increased $535,000 (17.5%) from $3,064,000 in 1996 to $3,599,000 in 1997, primarily as a result of the increase in the number of personnel due to the opening of the two new branch office locations.

Net occupancy expenses increased $218,000 (37.5%) from $582,000 in 1996 to $800,000 in 1997, furniture and equipment expenses increased $62,000 (23.6%) from $263,000 in 1996 to $325,000 in 1997, both as result of additional expenses due to the opening of the full-service branch locations in Westport and Danbury, Connecticut.

Supplies expenses increased $89,000 (50.6%) from $176,000 in 1996 to $265,000 in 1997, mainly as a result of expenses incurred in the opening of the new branch offices.

Data processing services increased $63,000 (13.4%) from $470,000 in 1995 to $533,000 in 1996, as a result of increased use of services offered along with increased volumes.

Provision for Loan Losses

The provision for loan losses decreased $60,000 (100.0%) from $120,000 for 1996 to $60,000 for 1997. The economy and the real estate market in the Bank's market areas are closely monitored by management to maintain an allowance for loan losses that is considered adequate. The loan loss allowance was $1,309,000 to support loan portfolios of $147,659,000, or a loan loss reserve ratio of .89%. This is in comparison to a ratio of 1.07% for 1996. Management believes that the allowance for loan losses is adequate.

12 o Village Bancorp

             -------------------------------------------------------------------
                  Management's Discussion & Analysis of Financial Condition
                                 & Results of Operations
             -------------------------------------------------------------------


================================================================================


Interest Rate Sensitivity

Financial institutions have become increasingly concerned about matching the repricing ability of interest-earning assets to the repricing ability of interest-bearing liabilities. Interest rate risk occurs when these repricings occur in different time frames. An interest rate sensitivity "gap" is the difference between the repricing assets and the repricing liabilities occuring in a given time frame. A positive "gap" occurs when the asset amount exceeds the liability amount. A negative "gap" occurs when the liability amount exceeds the asset amount. In a falling interest rate environment a negative "gap" would tend to increase the institution's net interest income, while a positive "gap" would have an adverse effect. In a rising interest rate environment a positive "gap" would tend to increase the institution's net interest income, while a negative "gap" would have an adverse effect. Normally institutions attempt to match these repricings while maintaining an adequate interest rate spread without compromising the quality of assets. The Bank's interest rate sensitivity for the one year or less time frame consists of $133,774,000 of repricing assets compared to $169,863,000 of repricing liabilities. For more information please see "Business".

Liquidity

Liquidity is the ability to provide funds for loan requests, unexpected deposit outflows and meeting other recurring financial obligations. The Bank, as a financial intermediary, monitors its liquidity position carefully, so that it might identify trends that could impact its liquidity/cash flow position. The Bank experiences little in seasonal liquidity fluctuation. Loan commitments are also closely monitored to assure these commitments do not negatively affect the Bank's planned liquidity position. Primary liquidity is comprised of cash and due from banks, interbank overnight federal funds sold and securities maturing in less than one year. These assets aggregated $36,762,000, or 16.5% of total assets, as of December 31, 1997, as compared to $25,689,000 (14.7%) at December 31, 1996. The Bank has borrowing capabilities from the Federal Home Loan Bank of Boston, which is available as a supplemental source of funding for liquidity purposes. Management closely monitors the Bank's liquidity/cash flow position and does not anticipate any liquidity problems in the future.

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

Year 2000

The Corporation and the Bank are aware of the significant impact that Year 2000 ("Y2K") will have on financial services companies, as such, the Bank has established a program to address Y2K issues. The Board of Directors monitors the project and its ongoing implementation. The costs associated with the implementation of changes to deal with Y2K issues is not expected to have a material impact on the Bank's financial statements, however there can be no assurances that Y2K will not to some degree affect the operations of the Bank.


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

Capital Resources

The Company had a leverage ratio of 8.46% on December 31, 1996 as compared to 8.37% on December 31, 1995. On December 31, 1996 the required minimum capital was 8.0% of total capital to risk weighted assets and 4.0% Tier 1 capital to risk weighted assets. The Company's ratios on December 31, 1996 were 14.62% total capital ratio and 13.43% Tier 1 capital ratio, which exceed the minimum requirements. These ratios for December 31, 1995 were 14.64% and 13.84%, respectively. Management does not anticipate any event that

                                                         1997 Annual Report o 13

o    management's discussion & analysis of financial condition
     & results of operations (continued)
================================================================================


would cause the Company to fall below the minimum requirements at December 31, 1998, and anticipates that the Company will continue to have excess "risk -based" capital.

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

14 o Village Bancorp

0    independent auditors' report
================================================================================

[LOGO] Deloitte & Touche LLP
                              Stamford Harbor Park      Telephone: (203)708-4000
                              333 Ludlow Street         Facsimile: (203)708-4797
                              P.O. Box 10098
                              Stamford, Connecticut 06904

INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors of Village Bancorp, Inc.


We have audited the consolidated balance sheets of Village Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Village Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP


January 23, 1998

------------------
Deloitte & Touche
Tohmatsu
International


                                                         1997 Annual Report o 15

1997
annual report

o    consolidated balance sheets
================================================================================

                                                                                   (In thousands)
                                                                                    December 31,
                                                                                 1997           1996
      ==================================================================================================
      ASSETS
      Cash and due from banks                                                $  11,153     $   8,545
      Federal funds sold                                                            --         6,600
      --------------------------------------------------------------------------------------------------
      Cash and cash equivalents                                                 11,153        15,145
      --------------------------------------------------------------------------------------------------
      Securities:
         Available-for-sale, at fair value                                      19,427        15,706
         Held-to-maturity, at amortized cost (fair value of $34,554
         and $17,135 in 1997 and 1996)                                          34,382        17,198
      Federal Home Loan Bank stock, at cost                                        782           712
      Loans, net of deferred loan fees                                         147,659       126,836
      Allowance for loan losses                                                (1,309)       (1,356)
      --------------------------------------------------------------------------------------------------
        Loans - net                                                            146,350       125,480
      --------------------------------------------------------------------------------------------------
      Loans held for sale                                                        1,686            50
      Bank premises and equipment - net                                          5,256         1,509
      Accrued income and other assets                                            3,513         3,750
      --------------------------------------------------------------------------------------------------
      Total Assets                                                           $ 222,549     $ 179,550
      ==================================================================================================
      LIABILITIES AND STOCKHOLDERS' EQUITY

      LIABILITIES
      Deposits:
        Noninterest bearing                                                  $  20,764     $  15,125
        Interest bearing                                                       183,044       147,500
      --------------------------------------------------------------------------------------------------
          Total deposits                                                       203,808       162,625
      --------------------------------------------------------------------------------------------------
      Income taxes                                                                  26           275
      Other liabilities                                                          2,842         1,353
      --------------------------------------------------------------------------------------------------
          Total liabilities                                                    206,676       164,253
      --------------------------------------------------------------------------------------------------

      Commitments and contingent  liabilities (Note 5, 14)

      STOCKHOLDERS' EQUITY
      Common stock, $3.33 par value; authorized, 10,000,000 shares;
         issued and outstanding, 1,908,634 shares in 1997 and 952,117
         in 1996                                                                 6,356         3,171
      Additional paid-in capital                                                 4,851         7,996
      Retained earnings                                                          4,635         4,143
      Net unrealized gains (losses) on securities available-for-sale,
         net of tax                                                                 31          (13)
      --------------------------------------------------------------------------------------------------
          Total stockholders' equity                                            15,873        15,297
      --------------------------------------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity                             $ 222,549     $ 179,550
      ==================================================================================================

16 o Village Bancorp

       -------------------------------------------------------------------------
            Consolidated Balance Sheets / Consolidated Statements of Income
       -------------------------------------------------------------------------


consolidated statements of income
================================================================================

                                                             (In thousands, except per share data)
                                                                    Year Ended December 31,

                                                             1997            1996            1995
======================================================================================================
INTEREST INCOME

Loans, including fees                                      $ 11,708        $ 10,472        $ 10,177
Securities:
  Taxable                                                     2,017           1,879           1,680
  Tax-exempt                                                    312             121             112
Federal funds sold                                              417             317             371
Dividends on Federal Home Loan Bank stock                        49               4              --
------------------------------------------------------------------------------------------------------
    Total interest income                                    14,503          12,793          12,340
INTEREST EXPENSE                                              6,137           4,953           4,646
------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                           8,366           7,840           7,694
PROVISION FOR LOAN LOSSES                                        60             120             210
------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                                   8,306           7,720           7,484
------------------------------------------------------------------------------------------------------
OTHER INCOME

Service charges                                                 343             332             359
Security gains (losses) - net                                    --            (17)              70
Other operating income                                          225             175             138
------------------------------------------------------------------------------------------------------
    Total other income                                          568             490             567
------------------------------------------------------------------------------------------------------
OTHER EXPENSES

Salaries and employee benefits                                3,599           3,064           2,991
Net occupancy                                                   800             582             547
Other real estate owned                                           4              18              37
Furniture and equipment                                         325             263             290
Data processing services                                        615             533             470
Regulatory assessments                                           20               3             148
Printing, stationery and supplies                               265             176             220
Advertising                                                     240             146             125
Appraisal fees                                                   72              55              51
Postage                                                         122             107             118
Other operating expenses                                      1,049             972             754
------------------------------------------------------------------------------------------------------
    Total other expenses                                      7,111           5,919           5,751
------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                    1,763           2,291           2,300
PROVISION FOR INCOME TAXES                                      585             471             984
------------------------------------------------------------------------------------------------------
NET INCOME                                                 $  1,178        $  1,820        $  1,316
======================================================================================================
PER SHARE DATA(1)

Net income - basic earnings                                $    .62        $    .96        $    .70
Net income - diluted earnings                              $    .61             .95             .69
Cash dividends                                             $    .36        $   .335        $    .24
======================================================================================================

See notes to consolidated financial statements.
(1) 1996 and 1995 data has been adjusted for the 100% stock dividend issued in 1997.

                                                         1997 Annual Report o 17

1997
annual report

o    Consolidated statements of changes
     in stockholders' equity
================================================================================

                                                                    (In thousands, except share data)
                                                        Common Stock                        Net Unrealized
                                                  ----------------------     Additional     Gains (Losses)
                                                  Number of                   Paid-In       on Securities       Retained
                                                   Shares        Amount       Capital     Available-For-Sale    Earnings
===========================================================================================================================
BALANCE AT JANUARY 1, 1995                         946,949      $ 3,153       $ 7,959         $   (157)         $ 2,099
Net income                                                                                                        1,316
Cash dividends declared, $.24* per share                                                                           (455)
Exercise of options                                  3,999           14            21
Retirement of stock                                   (631)          (2)            2
Change in net unrealized gains (losses) on
  securities available-for-sale, net of tax                                                        198
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                       950,317        3,165         7,982               41            2,960
Net income                                                                                                        1,820
Cash dividends declared, $.335* per share                                                                          (637)
Exercise of options                                  1,800            6            14
Change in net unrealized gains (losses) on
  securities available-for-sale, net of tax                                                        (54)
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                       952,117        3,171         7,996              (13)           4,143
Net income                                                                                                        1,178
Cash dividends declared, $.36* per share                                                                           (686)
Exercise of options                                  2,200            7            33
100% Stock dividend                                954,317        3,178        (3,178)
Change in net unrealized gains (losses) on
  securities available-for-sale, net of tax                                                         44
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                     1,908,634      $ 6,356       $ 4,851         $     31          $ 4,635
===========================================================================================================================

See notes to consolidated financial statements.
* Adjusted for the 100% stock dividend issued in 1997.

18 o Village Bancorp

            --------------------------------------------------------------------
                 Consolidated Statements of Changes in Stockholder's Equity
                          / Consolidated Statements of Cash Flows
            --------------------------------------------------------------------


consolidated statements of cash flows
================================================================================

                                                                             (In thousands)
                                                                         Year Ended December 31,
                                                                1997              1996             1995
==============================================================================================================
OPERATING ACTIVITIES
Net income                                                    $   1,178         $  1,820         $   1,316
Adjustments to reconcile net income to net cash
 provided by
     operating activities:
     Provision for loan losses                                       60              120               210
     Depreciation and amortization                                  339              242               262
     Accretion of security discounts, net                          (251)            (196)             (194)
     Deferred income taxes                                           (4)            (213)               --
     Security losses (gains), net                                    --               17               (70)
Increase (decrease) in deferred loan fees                           (59)              16              (134)
Origination of loans held for sale                              (10,159)          (6,934)           (5,295)
Proceeds from sales of loans                                      8,600            7,513             4,790
Gains on sales of loans                                             (77)             (77)              (47))
Decrease (increase) in accrued income and other assets              206           (1,492)               85
Increase (decrease) in other liabilities                          1,240               38               824
--------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                         1,073              854             1,747
--------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from sales of securities available-for-sale                 --            2,307             8,535
Proceeds from maturities of securities held-to-maturity           4,160            6,350            10,598
Proceeds from maturities of securities available-for-sale         9,099           16,719             4,600
Purchases of securities held-to-maturity                        (21,245)          (9,583)           (1,088)
Purchases of securities available-for-sale                      (12,591)         (14,047)          (20,900)
Purchase of Federal Home Loan Bank stock                            (70)            (712)               --
Net increase in loans                                           (20,869)          (7,336)          (13,582)
Purchases of premises and equipment                              (4,086)            (201)             (176)
--------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                           (45,602)          (6,503)          (12,013)
--------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase in deposits                                         41,183            4,086            15,118
Cash dividends                                                     (686)            (637)             (455)
Net proceeds from issuance of common stock                           40               20                35
--------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                        40,537            3,469            14,698
--------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND
     CASH EQUIVALENTS                                            (3,992)          (2,180)            4,432
CASH AND CASH EQUIVALENTS:
  BEGINNING OF YEAR                                              15,145           17,325            12,893
--------------------------------------------------------------------------------------------------------------
     END OF YEAR                                              $  11,153         $ 15,145         $  17,325
==============================================================================================================
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid on deposits                                     $   5,439         $  5,202         $   3,787
Income tax payments                                                 939              898               896
==============================================================================================================

See notes to consolidated financial statements.

                                                         1997 Annual Report o 19

1997
annual report


o    notes to consolidated
     financial statements
================================================================================


1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations -- Village Bancorp, Inc. and its subsidiary, The Village Bank & Trust Company (the "Bank"), collectively the "Company", are engaged in the business of commercial banking. Headquartered in Ridgefield, the Company operates six branch offices in Fairfield and Litchfield counties in Connecticut. The Company principally is engaged in lending and deposit gathering activities within these counties. The Company's future prospects are largely dependent on its ability to compete with entities having greater resources and on the performance of the local economy. A wide range of loan and deposit products and trust services are offered to the customer. Customer convenience and responsive service are emphasized. Over 80% of loans are collateralized by real estate located in Fairfield, Litchfield and adjacent counties. Within this area employment levels and related economic activity generally are not materially dependent on any one employer.

Organization -- In November of 1994, Village Bancorp, Inc. acquired Liberty National Bank ("Liberty"). Each share of Liberty stock was converted into .2298 shares of Village Bancorp, Inc. common stock. This transaction was accounted for using the pooling-of-interests method and, accordingly, all historical financial data has been restated to include both entities for all periods presented. On June 20, 1995, the Company merged Liberty into the Bank and now operates Liberty's former office as a branch office. In this transaction, Liberty was combined with the Bank as a combination of entities under common control and, accordingly, was accounted for in a manner similiar to a pooling of interests.

Basis of Financial Statement Presentation -- The Company's consolidated financial statements include the Bank and have been prepared in accordance with generally accepted accounting principles and conform with predominant practices used within the banking industry. All significant intercompany accounts and transactions are eliminated in consolidation. In preparing such financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and the revenues and expenses for the period. Actual results could differ significantly from those estimates.

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

Allowance for Loan Losses -- The allowance for loan losses is sustained by charges to operating expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely; recoveries of previously charged off loans are restored to the allowance. The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the loan portfolio and other pertinent factors, including, but not limited to, past loan loss experience, composition of the loan portfolio and current economic factors.

Consolidated Statements of Cash Flows -- For purposes of presenting the consolidated statements of cash flows, cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds sold have one day availability.

Securities -- Securities held-to-maturity are stated at cost, adjusted for accumulated amortization of premiums and accretion of discounts, which is calculated on a method that approximates the interest method. Securities available-for-sale are stated at estimated fair value. The determination to include debt securities as securities held-to-maturity or securities available-for-sale is made at the time of purchase and is based on such factors as the overall interest rate sensitivity of the Company, projected liquidity needs, and the Company's long-term investment strategies. The Bank does not acquire securities for the purpose of engaging in trading activities. When sales occur, gains or losses on the sale of securities are recognized using the specific identification method. The Bank has the positive intent and ability to hold its securities classified as held-to-maturity for their economic life.

20 o Village Bancorp

                            ----------------------------------------------------
                                 Notes to Consolidated Financial Statements
                            ----------------------------------------------------


================================================================================


Loans -- Interest income on loans is recognized based on rates applied to principal amounts outstanding. Loans are placed on nonaccrual status when management believes that interest or principal on such loans may not be collected in the normal course of business. Interest payments received on loans in nonaccrual status are applied, based on management's judgement as to the collectibility of loan principal, either as a reduction of principal or as interest income. Such loans are restored to accrual status when there is no longer doubt concerning collectibility and the borrower has performed in accordance with the terms of the loan. Loans held for sale are stated at the lower of cost or estimated fair value.

Loan origination and commitment fees, net of certain loan origination costs, are deferred and the net amount amortized as an adjustment of the related loan's yield. Loan fees deferred in 1997 and 1996 aggregated $203,000 and $274,000, respectively. Loan costs deferred in 1997 and 1996 aggregated $18,000 and $18,000, respectively. Net amounts amortized to income aggregated $260,000, $213,000 and $433,000 in 1997, 1996 and 1995, respectively.

Impaired Loans -- The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures", as of January 1, 1995. Adoption of these statements did not result in any adjustment to the allowance for loan losses as of January 1, 1995.

A loan is recognized as impaired when it is probable that principal and/or interest are not collectible in accordance with the contractual terms of the loan. When a loan is considered impaired, it is placed on nonaccrual status. Income is recorded using the income recognition principles outlined above. Measurement of impairment is based on the present value of expected future cash flows discounted at the loan's effective interest rate, or, at the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. Small homogeneous loans such as residential mortgages, home equity loans, installment loans and consumer credit are not separately reviewed for impaired status. These loans typically are for maturities less than five years and require monthly payments. Separate allocations of the allowance for loan losses are made based upon trends and prior loss experience and composition of credit risk in these types of loans. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

If the fair value of an impaired loan is less than the related recorded amount, a specific valuation allowance is established or the write down is charged against the allowance for loan losses if the impairment is considered to be permanent.

Bank Premises and Equipment -- Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based upon estimated useful lives or the lease term, if shorter, up to 39 years for premises and 15 years for equipment.

Income Taxes -- An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the change is enacted.

Other Real Estate -- Other real estate includes properties which are foreclosed or received in settlement of a loan, and real property not used in trade or business. The properties are recorded at the lower of cost or fair value (net of estimated costs of disposition) at the date transferred. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent write-downs of the carrying value of these properties may be required and would be charged to operations. At December 31, 1997, other real estate was $154,000. There was no other real estate at December 31, 1996.

Earnings Per Share -- SFAS No. 128, "Earnings Per Share", became effective for the Company in the fourth quarter of 1997, and requires restatement of all prior-period earnings per share ("EPS"). SFAS 128 requires that "Basic EPS" exclude dilution and be computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period; "Diluted EPS" reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the entity. Adoption of SFAS 128 had no significant effect on the Company's previously reported EPS.

Stock-Based   Compensation   --  SFAS  No.  123,   "Accounting  for  Stock-Based
Compensation", establishes a fair value based method of accounting for stock-based compensation plans and encourages, but does not require, entities to adopt that method of accounting for all employee stock compensation plans. SFAS No. 123 also establishes fair value as the measurement basis for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. However, SFAS No. 123 permits entities to continue to measure compensation costs for stock-based compensation plans using the

                                                         1997 Annual Report o 21

o    notes to consolidated
     financial statements (continued)
================================================================================


instrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and present proforma disclosure of net income and earnings per share, as if the fair value based method of accounting prescribed by SFAS No. 123 had been applied. Effective January 1, 1996, the Company adopted SFAS No. 123 and has elected to continue to measure compensation cost for stock-based compensation plans in accordance with the provisions of APB Opinion No. 25.

Transfers and Servicing of Financial Assets -- SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," specifies accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and for distinguishing whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except for certain provisions (relating to the accounting for secured borrowings and collateral and the accounting for transfers and servicing or repurchase agreements, dollar rolls, securities lending and similiar transactions) which have been deferred until January 1, 1998 in accordance with SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." Adoption of the effective provisions of SFAS No. 125 as of January 1, 1997 has not had, and the adoption of the remaining provisions is not expected to have, any material effect on the Company's consolidated financial statements.

Pending Accounting Pronouncemnts. -- SFAS No. 130 "Reporting Comprehensive Income," requires that all items that are components of "comprehensive income" be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the "change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners." SFAS No. 130 requires companies to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," requires that enterprises report certain financial and descriptive information about operating segments in complete sets of financial statements and in condensed financial statements of interim periods issued to stockholders. It will require the Company to report certain information about its products and services, geographic areas in which it operates and its major customers. SFAS Nos. 130 and 131 are effective for the Company in 1998. As the requirements of these standards are disclosure-related, their implementation will have no impact on the Company's financial condition or results of operations.

Reclassifications -- Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current presentation.

2. Earnings Per Share

The only dilutive potential common shares were attributable to stock options outstanding (See Note 9). A summary of the basic and diluted earnings per share calculations for 1997, 1996 and 1995 is as follows:

                                     Income           Shares      Per-Share
================================================================================
1997
Basic EPS                          $1,178,000       1,905,441        $.62
Effect of
Dilutive Securities -
Stock Options                              --          36,389          --
Diluted EPS                        $1,178,000       1,941,830        $.61

1996
Basic EPS                          $1,820,000       1,902,375        $.96
Effect of
Dilutive Securities -
Stock Options                              --          16,127          --
Diluted EPS                        $1,820,000       1,918,502        $.95

1995
Basic EPS                          $1,316,000       1,893,159        $.70
Effect of
Dilutive Securities -
Stock Options                              --           7,493          --
Diluted EPS                        $1,316,000       1,900,652        $.69

3. Cash and Due from Banks

The Bank is required by Federal regulation to maintain average cash reserve balances. Throughout 1997, daily cash reserves and compensating balances served to satisfy this requirement and averaged approximately $3,237,000.

22 o Village Bancorp

                            ----------------------------------------------------
                                 Notes to Consolidated Financial Statements
                            ----------------------------------------------------


================================================================================


4. Securities

The  aggregate   amortized   cost  and  estimated   fair  values  of  securities
held-to-maturity   and  securities   available-for-sale   at  December  31,  are
summarized as follows (in thousands):

                                                                        1997
                                                                  Gross        Gross      Estimated
                                                    Amortized   Unrealized   Unrealized     Fair
                                                      Cost         Gains      (Losses)      Value
=======================================================================================================
SECURITIES HELD-TO-MATURITY

U.S. Treasury securities                            $ 16,792     $     23     $     (4)    $ 16,811
Mortgage-backed securities of
  U.S. Government agencies                             6,704           24           (2)       6,726
Obligations of states and political subdivisions      10,886          147          (16)      11,017
-------------------------------------------------------------------------------------------------------
Total                                               $ 34,382     $    194     $    (22)    $ 34,554
=======================================================================================================
SECURITIES AVAILABLE-FOR-SALE

U.S. Treasury securities                            $ 18,993     $     54     $     (2)    $ 19,045
Mortgage-backed securities of
  U.S. Government agencies                               346            3           --          349
Other                                                     33           --           --           33
-------------------------------------------------------------------------------------------------------
Total                                               $ 19,372     $     57     $     (2)    $ 19,427
=======================================================================================================


                                                                        1996
                                                                   Gross       Gross      Estimated
                                                   Amortized     Unrealized  Unrealized     Fair
                                                      Cost         Gains      (Losses)      Value
=======================================================================================================
SECURITIES HELD-TO-MATURITY

U.S. Treasury securities                            $  9,824     $     31     $    (96)    $  9,759
Mortgage-backed securities of
  U.S. Government agencies                             4,735           15          (34)       4,716
Obligations of states and political subdivisions       2,639           37          (16)       2,660
-------------------------------------------------------------------------------------------------------
Total                                               $ 17,198     $     83     $   (146)    $ 17,135
=======================================================================================================
SECURITIES AVAILABLE-FOR-SALE

U.S. Treasury securities                            $ 15,250     $      6     $    (27)    $ 15,229
Mortgage-backed securities of
   U.S. Government agencies                              430           --           --          430
Other                                                     48           --           (1)          47
-------------------------------------------------------------------------------------------------------
Total                                               $ 15,728     $      6     $    (28)    $ 15,706
=======================================================================================================

At December 31, 1997, securities with an amortized cost of $1,134,000 and a fair value of $1,142,000 were pledged to secure public funds and for other purposes as required by law and banking regulation. There were no gains or losses on securities transactions in 1997. Gross gains on sales of securities in 1996 and 1995 were $5,000 and $77,000, respectively, and gross losses were $22,000 and $7,000, respectively.

The amortized cost and fair value of securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         1997 Annual Report o 23

o    notes to consolidated
     financial statements (continued)
================================================================================

                                                        (In thousands)
                                                       December 31, 1997
     =========================================================================================
                                        Available-for-sale            Held-to-maturity
                                                     Estimated                     Estimated
                                      Amortized        Fair         Amortized        Fair
                                        Cost           Value          Cost           Value
     =========================================================================================
     Within 1 year                   $ 12,725       $ 12,725        $ 12,884       $ 12,899
     After 1 but within 5 years         5,086          5,115          14,517         14,553
     After 5 but within 10 years        1,561          1,587           3,820          3,862
     After 10 years                        --             --           3,161          3,240
     -----------------------------------------------------------------------------------------
     Totals                          $ 19,372       $ 19,427        $ 34,382       $ 34,554
     =========================================================================================

In December 1995, the Company transferred a security having a fair value of $353,000 (carrying value of $336,000) from its "held-to-maturity" to "available-for-sale" securities. This was done to respond to changes in the interest rate environment and to align the Company's interest rate gap position. This transfer was made in accordance with FASB's "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued in November 1995. Concurrent with the adoption of this guidance, corporations were permitted through December 31, 1995, to reclassify their "available-for-sale" and "held-to-maturity" securities without calling into question the past intent of an entity to hold securities to maturity. As this security was sold before year-end 1995, the gain on the sale was reflected in the Company's results of operations in that year.

5. Loans

The composition of the loan portfolio is summarized as follows:

                                                                         (In thousands)
                                                                          December 31,
                                                                      1997           1996
     ===========================================================================================
     Real estate - mortgage and home equity                        $ 108,825       $  96,608
     Real estate - construction and land development                  14,012           7,953
     Installment and consumer credit                                   7,888           9,917
     Commercial and financial                                         17,138          12,621
     -------------------------------------------------------------------------------------------
     Total loans                                                     147,863         127,099

     Deferred loan fees, net                                            (204)           (263)
     Allowance for loan losses                                        (1,309)         (1,356)
     -------------------------------------------------------------------------------------------
     Loans - net                                                   $ 146,350       $ 125,480
     ===========================================================================================

In the normal course of business there are outstanding various commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the financial statements. Such commitments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Bank controls these risks through credit approvals, limits and monitoring procedures. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 1997, existing commitments were as follows: commitments to originate loans - $13,459,000, unused revolving lines of credit on residential properties, including home equity - $8,775,000, unused revolving lines of credit on commercial real estate and construction - $6,106,000, stand by letters of credit - $1,939,000 and unused consumer lines of credit - $2,417,000. At December 31, 1996, these commitments were as follows: commitments to originate loans - $13,740,000, unused revolving lines of credit on residential properties, including home equity - $10,455,000, unused revolving lines of credit on commercial real estate and construction - $5,373,000, stand by letters of credit - $1,843,000 and unused consumer lines of credit $2,241,000.

24 o Village Bancorp

                            ----------------------------------------------------
                                 Notes to Consolidated Financial Statements
                            ----------------------------------------------------


================================================================================


Substantially all of the Bank commercial and residential lending activities are with customers located in Fairfield and Litchfield counties, Connecticut. Although lending activities are diversified, a substantial portion of many Bank customers' net worth is dependent on local real estate values.

The Bank has established credit policies applicable to each type of lending activity in which it engages, evaluates the credit-worthiness of each customer and, in most cases, lends up to 80% of the fair value of the collateral, depending on the Bank's evaluation of the borrowers' creditworthiness. The fair value of collateral is monitored on an ongoing basis and additional collateral is obtained when warranted. Real estate is the primary form of collateral. While collateral provides assurance as a secondary source of repayment, the Bank ordinarily requires the primary source of repayment to be based on the borrower's ability to generate continuing cash flows.

Changes in the allowance for loan losses are summarized as follow:

                                                        (In thousands)
                                                   Year Ended December 31,
                                              1997          1996          1995
================================================================================
Balance, beginning of year                 $ 1,356       $ 1,311       $ 1,551
Provision for loan losses
  charged to operating expense                  60           120           210
Loans charged off                             (119)         (173)         (464)
Recoveries on loans
  previously charged off                        12            98            14
--------------------------------------------------------------------------------
Balance, end of year                       $ 1,309       $ 1,356       $ 1,311
================================================================================

For management purposes, portions of this allowance are allocated to segments of the loan portfolio based on perceived credit risks. At December 31, 1997, management allocated $275,000 of the balance in the allowance for loan losses to specific credit risks, which includes $174,000 of reserves that relate to loans that are considered impaired, and $1,034,000 is considered to be an unallocated or general allowance. Based on regulatory constraints all or a portion of this allowance is considered to be capital for purposes of determining compliance with certain regulatory capital standards (see Note 8).

The principal portion of loans delinquent as to principal or interest for ninety days or more, including nonaccrual loans, is as follows:

                                                           (In thousands)
                                                            December 31,
                                                       1997              1996
================================================================================
Loans 90 days or more past due:
Real estate-mortgage and home equity                 $  1,557         $  1,629
Installment and consumer credit                            65              124
--------------------------------------------------------------------------------
Total                                                $  1,622         $  1,753
================================================================================

                                                         1997 Annual Report o 25

o    notes to consolidated
     financial statements (continued)
================================================================================


At December 31, 1997 and 1996 there were restructured loans of $831,000 and $0, respectively. Loans on which interest is not being accrued aggregated
approximately   $1,299,000  and  $1,596,000  at  December  31,  1997  and  1996,
respectively. The Bank would have recorded an additional $74,000, $59,000 and $51,000 of gross interest income in 1997, 1996 and 1995, respectively, if nonaccrual loans had been current. At December 31, 1997, there were no commitments to lend additional funds to borrowers whose loans are classified as nonaccrual or were restructured.

The recorded investment in loans that are considered to be impaired at December 31, 1997 and 1996 was $1,427,000 and $1,576,000, respectively. Specific valuation allowances of $174,000 and $215,000 for 1997 and 1996, respectively, have been established. During 1997 and 1996 the average recorded investment in impaired loans was approximately $1,418,000 and $791,000, respectively. No interest income was recognized on impaired or nonaccrual loans, either on the accrual or on the cash basis method of interest recognition. Generally, the fair value of the above loans was determined using the fair value of the underlying collateral.

6. Bank Premises and Equipment

Bank  premises  and  equipment,  at  cost,  and  accumulated   depreciation  and
amortization are summarized as follows:

                                                             (In thousands)
                                                              December 31,
                                                           1997         1996
     ===========================================================================
     Land                                                $   175       $   175
     Premises                                              4,673         1,646
     Equipment                                             2,606         1,628
     Leasehold improvements                                  387           441
     ---------------------------------------------------------------------------
     Total                                                 7,841         3,890
     Accumulated depreciation and amortization            (2,585)       (2,381)
     ---------------------------------------------------------------------------
     Bank premises and equipment - net                   $ 5,256       $ 1,509
     ===========================================================================

The Bank completed the construction of a new three story building in Danbury, Connecticut, in July of 1997. The first floor of this new building contains a full-service branch office. The second and third floors are being utilized for the deposit and loan back-office operations of the bank.

7. Deposits

Included  in  interest   bearing   deposits  are   certificates  of  deposit  in
denominations of $100,000 or more. These certificates and their remaining maturities are as follows:.

                                                             (In thousands)
                                                              December 31,
                                                           1997         1996
     ===========================================================================
     Three months or less                                $ 5,498       $ 1,932
     Over three through six months                         2,487         2,763
     Over six through twelve months                        4,384         2,558
     Over twelve months                                    2,278           887
     ---------------------------------------------------------------------------
     Total                                               $14,647       $ 8,140
     ===========================================================================

26 o Village Bancorp

                            ----------------------------------------------------
                                 Notes to Consolidated Financial Statements
                            ----------------------------------------------------


================================================================================


NOW accounts, included in interest bearing deposit liabilities, were $49,107,000 and $43,321,000 at December 31, 1997 and 1996, respectively.

8. Stockholders' Equity

The Company and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines, and, with respect to the Bank, the regulatory framework for prompt corrective action, the Company and Bank must meet or exceed specific capital guidelines that involve quantitatve measures of the Company's and the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about capital components, risk weightings and other factors.

Capital adequacy regulations require the Company and Bank to maintain or exceed minimum amounts and ratios (set forth in the tables below) of Total and Tier 1 Capital (as defined in the regulations) to risk weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes that the Company and Bank meet all capital adequacy requirements to which it is subject, and is considered well capitalized under regulatory guidelines, as of December 31, 1997.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain or exceed minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and Bank's capital amounts and ratios are presented in the table that follows:

                                                  (Dollar amounts in thousands)
                                                                                           Minimum
                                                                     Minimum         To Be Well Capitalized
                                                                   For Capital       Under Prompt Corrective
                                                  Actual        Adequacy Purposes      Action Provisions
Company                                      Amount    Ratio     Amount     Ratio       Amount     Ratio
------------------------------------------------------------------------------------------------------------
At December 31, 1997
Total Capital (to Risk Weighted Assets)    $  17,151   13.06%   $ 10,505     8.0%         N/A       N/A
Tier 1 Capital (to Risk Weighted Assets)      15,842   12.06       5,253     4.0          N/A       N/A
Tier 1 Capital (to Average Assets)            15,842    7.17       8,842     4.0          N/A       N/A

At December 31, 1996
Total Capital (to Risk Weighted Assets)    $  16,666   14.62%   $  9,120     8.0%         N/A       N/A
Tier 1 Capital (to Risk Weighted Assets)      15,310   13.43       4,560     4.0          N/A       N/A
Tier 1 Capital (to Average Assets)            15,310    8.80       6,960     4.0          N/A       N/A

Bank
------------------------------------------------------------------------------------------------------------
At December 31, 1997
Total Capital (to Risk Weighted Assets)    $  17,076   13.01%   $ 10,499     8.0%      $ 13,124     10.0%
Tier 1 Capital (to Risk Weighted Assets)      15,767   12.01       5,250     4.0          7,874      6.0
Tier 1 Capital (to Average Assets)            15,767    7.14       8,839     4.0         11,049      5.0

At December 31, 1996
Total Capital (to Risk Weighted Assets)    $  16,585   14.56%   $  9,114     8.0%      $ 11,393     10.0%
Tier 1 Capital (to Risk Weighted Assets)      15,229   13.37       4,557     4.0          6,836      6.0
Tier 1 Capital (to Average Assets)            15,229    8.76       6,657     4.0          8,696      5.0

                                                         1997 Annual Report o 27

o    notes to consolidated
     financial statements (continued)
================================================================================


Capital   ratios  are  computed   excluding   unrealized   gains  or  losses  on
available-for-sale securities, net of tax effect, which is included as a component of stockholders' equity for financial reporting purposes.

9. Stock Option Plans

The Company and Bank have two stock option plans for their officers and employees to be granted and issued by the Board of Directors from time to time. The first plan, adopted in 1988, provides for 43,292 shares to be reserved for issuance. The second plan, adopted in 1996, provides for 150,000 shares to be reserved for issuance. There are currently 12,092 shares available for issuance under this 1988 plan. In 1997 and 1996, 23,800 and 78,400 shares, respectively, were granted under the 1996 plan to the Bank's officers. There are currently 49,800 shares available for issuance under the 1996 plan. Options issued under the plans must be granted at the fair value of the Company's common stock on the date of grant and expire five years from the grant date. In addition, all grants vest immediately upon issuance. 1996 and 1995 share amounts have been adjusted for the 100% stock dividend issued in 1997.

Stock option transactions under the Plans were as follows:

                                                                      Shares Underlying      Weighted Average
                                                                           Options            Exercise Price
     ---------------------------------------------------------------------------------------------------------
     Outstanding and exercisable Options as of January 1, 1995:             43,326               $  5.53
     Options exercised                                                       7,998                  4.34
     Options expired                                                         6,128                  7.11
     ---------------------------------------------------------------------------------------------------------
     Outstanding and exercisable Options as of December 31, 1995:           29,200               $  5.50
     Options granted                                                        78,400                  9.50
     Options exercised                                                       3,600                  5.50
     ---------------------------------------------------------------------------------------------------------
     Outstanding and exercisable Options as of December 31, 1996:          104,000                  8.52
     Options granted                                                        23,800                 13.19
     Options exercised                                                       4,400                  9.14
     Options expired                                                         2,000                  9.50
     ---------------------------------------------------------------------------------------------------------
     Outstanding and exercisable Options as of December 31, 1997:          121,400               $  9.39
     ---------------------------------------------------------------------------------------------------------

The following table summarizes information regarding options outstanding and exercisable as of December 31, 1997:

            Range of                       Weighted Average     Weighted Average
        Exercise Prices       Number        Remaining Life       Exercise Price
     ---------------------------------------------------------------------------
       $ 5.50 - $ 15.63       121,400        3.03 years             $ 9.39

28 o Village Bancorp

                            ----------------------------------------------------
                                 Notes to Consolidated Financial Statements
                            ----------------------------------------------------


================================================================================


As described in Note 1, the Bank continues to apply APB Opinion No. 25 and related interpretations in accounting for the Plans, and accordingly, no compensation cost has been recognized in 1997 or 1996. If compensation cost for the Plans had been determined consistent with the method of SFAS No. 123, the Bank's net income and earnings per share for the year ended December 31, 1997 would have been reduced to the pro forma amounts indicated as follows:

                                                1997                     1996
--------------------------------------------------------------------------------
                                              (In thousands, except share data)
Net income          As reported               $ 1,178                   $ 1,820
                    Pro forma                     989                     1,696
Basic EPS           As reported                   .62                       .96
                    Pro forma                     .52                       .89
Diluted EPS         As reported                   .61                       .95
                    Pro forma                     .51                       .88

The weighted average fair value of options granted under the Plans was $7.95 for 1997 and $3.16 for 1996 and were estimated on the date of the grants using the Black-Scholes option-pricing model with the following weighted-average assumptions used: dividend yield- 1997--3.12%, 1996--3.46%, expected volatility-1997--24.66%, 1996--22.26%, risk free interest rate- 1997--5.39-5.40%,
1996--5.95%, expected lives of 3 years for both 1997 and 1996. No options were granted in 1995.

10. Income Taxes

A reconciliation of the income tax provision to the amount computed using the statutory federal tax rate is as follows

                                                                     (Dollar amounts in thousands)
                                                                        Year Ended December 31,
                                                           1997             1996             1995
====================================================================================================
Income tax at 34% of pre-tax income                       $  599           $  778           $  782
Connecticut corporation tax, net of federal tax benefit       57              (14)             171
Effect of tax-exempt income                                  (91)             (36)             (38)
Merger expenses                                               --               --                5
Change in valuation allowance                                (25)            (214)              --
Other items, net                                              45              (43)              64
----------------------------------------------------------------------------------------------------
Provision for income taxes                                $  585           $  471           $  984
====================================================================================================
Effective rate                                              33.2%           20.6%             42.7%
====================================================================================================

The components of the provision for income taxes are as follows:

                                                         (In thousands)
                                                     Year Ended December 31,
                                                  1997        1996        1995
================================================================================
Current income taxes:
   Federal                                       $  454      $  762      $  725
   State                                            160         136         259
--------------------------------------------------------------------------------
Total                                               614          898        984

Deferred income tax (benefit) expense
   Federal                                           69         (56)         --
   State                                            (73)       (157)         --
--------------------------------------------------------------------------------
Total                                                (4)       (213)         --

Change in valuation allowance                       (25)       (214)         --
--------------------------------------------------------------------------------
Total provision for income taxes                 $  585      $  471      $  984
================================================================================

                                                         1997 Annual Report o 29

o    notes to consolidated
     financial statements (continued)
================================================================================


Deferred income tax assets and liabilities at December 31, 1997 and 1996 reflect the impact of temporary differences between values recorded as assets and liabilities for financial reporting purposes and values utilized for remeasurement in accordance with the tax laws. The tax effects of temporary differences giving rise to the Company's deferred tax assets and liabilities are as follows:

                                                        (In thousands)
                                                          December 31,
                                                     1997              1996
     ===========================================================================
     Deferred tax assets:
          Allowance for loan losses                $   341           $   360
          Deferred loan fees                            66               103
          Deferred compensation                         80                72
          Net operating loss                           718               647
          Available for sale securities                  -                 9
          State tax credit                             103               148
          Other                                         11                 0
     ---------------------------------------------------------------------------
          Total                                      1,319             1,339
     ---------------------------------------------------------------------------
     Deferred tax liabilities:
          Available for sale securities                 24                --
          Treasury securities                           35                76
          Depreciation                                  39                70
          Other                                         61                37
     ---------------------------------------------------------------------------
          Total                                        159               183
     ---------------------------------------------------------------------------
     Valuation allowance                              (396)             (421)
     ---------------------------------------------------------------------------
     Net deferred tax assets                       $   764           $   735
     ===========================================================================

The Company has net operating loss carryforwards ("NOL's") for federal income tax purposes at December 31, 1997 of approximately $1,828,000 expiring in years 2003 through 2008. The NOL's relate to the acquisition of Liberty in 1994. Due to limitations on their use, a valuation allowance has been established to reduce the NOL's to the amount that, more likely than not, will be realized.

11. Employee Benefit Plan

The Bank has an incentive savings plan under Section 401(k) of the Internal Revenue Code. Employees are eligible to participate after one year of continuous service. The plan allows participating employees to defer up to 15% of their compensation on a pre-tax basis, within code limitations, through contributions to the plan. In accordance with the provisions of the plan, the Bank matches up to 6% of the employee contributions with a percentage determined by the Board of Directors. Matching contributions of $48,000, $43,000 and $38,600 were charged to operating expenses in 1997, 1996 and 1995, respectively.

30 o Village Bancorp

                            ----------------------------------------------------
                                 Notes to Consolidated Financial Statements
                            ----------------------------------------------------


================================================================================


12. Village Bancorp, Inc. (Parent Company Only)
Condensed Financial Statements

Condensed balance sheets are as follows:

                                                            (In thousands)
                                                             December 31,
                                                        1997             1996
================================================================================
ASSETS
--------------------------------------------------------------------------------
Investment in subsidiary                              $ 15,798         $ 15,222
Other assets                                                75               75
--------------------------------------------------------------------------------
TOTAL ASSETS                                          $ 15,873         $ 15,297
================================================================================
STOCKHOLDERS' EQUITY                                  $ 15,873         $ 15,297
================================================================================

Condensed operating results are as follows:

                                                                         (In thousands)
                                                                     Year Ended December 31,
                                                               1997            1996            1995
=====================================================================================================
Dividend income from Bank                                    $   686         $   637         $   455
Equity in undistributed income of subsidiary                     492           1,183             861
-----------------------------------------------------------------------------------------------------
Net income                                                   $ 1,178         $ 1,820         $ 1,316
=====================================================================================================

Condensed statements of cash flows are as follows:

                                                                         (In thousands)
                                                                     Year Ended December 31,
                                                               1997            1996            1995
=====================================================================================================
OPERATING ACTIVITIES:
   Net income                                                $ 1,178         $ 1,820         $ 1,316
   Equity in undistributed income of subsidiary                 (492)         (1,183)           (861)
-----------------------------------------------------------------------------------------------------
       Net cash provided by operating activities             $   686         $   637         $   455
=====================================================================================================
INVESTING ACTIVITIES:
   Investment in subsidiaries                                $   (40)        $   (20)        $   (35)
-----------------------------------------------------------------------------------------------------
       Net cash used in investing activities                 $   (40)        $   (20)        $   (35)
=====================================================================================================
FINANCING ACTIVITIES:
   Cash dividends paid                                       $  (686)        $  (637)        $  (455)
   Net proceeds from issuance of common
     stock and capital contribution                               40              20              35
-----------------------------------------------------------------------------------------------------
       Net cash used in financing activities                 $  (646)        $  (617)        $  (420)
=====================================================================================================

                                                         1997 Annual Report o 31

O    notes to consolidated
     financial statements (continued)
================================================================================


There are various restrictions which limit the ability of a bank subsidiary to transfer funds in the form of cash dividends, loans or advances to the parent company. Under Connecticut law, the approval of the primary regulator is required if the dividend declared by the bank in any year exceeds the net profits of that year combined with its retained net profits of the preceding two years.

In addition, the Company is subject to restrictions under the Federal Reserve Act. These restrictions limit the transfer of funds to the parent company, in the form of loans or extensions of credit, investments and purchases of assets. Such transfers are limited in amount to 10% of the bank's capital and surplus. These transfers are also subject to various collateral requirements.

13. Related Party Transactions

Certain directors and executive officers, including their immediate families and companies in which they are principals, are loan customers of the Bank. Loans to these persons aggregated approximately $5,540,000 and $4,644,000 at December 31, 1997 and 1996, respectively. During 1997 new loans to related parties aggregated 11,004,000 and loan payments aggregated $10,108,000. The maximum amount of such loans outstanding during 1997 and 1996 was $11,167,000 and $10,220,000, respectively.

Two directors and four stockholders of the Company are partners in a joint venture which is leasing certain real estate to the Bank. The terms of such lease are described further in Note 14.

14. Commitments and Contingent Liabilities

In July 1985, the Bank entered into a five-year noncancelable, branch office lease arrangement. The lease contains a provision which allows for an annual adjustment to the minimum payment to reflect changes in the Consumer Price Index and a provision for two five-year renewal options, which have been exercised.

In March 1993, the Bank entered into a five-year noncancelable, office lease arrangement with related parties (see Note 13). Minimum payments under this operating lease started at $82,400 a year. The lease contains a provision which allows for a five percent annual increase and provides for two five-year renewal options.

The Bank is leasing space for its Shelter Rock Road, Danbury office under a lease agreement that extends through October 31, 2001. Minimum payments under this lease start at $39,360 per year.

In April 1997, the Bank entered into a ten-year noncancelable, branch office lease arrangement. The lease contains a provision which allows for an annual increase and provides for a five-year renewal option.

Total rent expense for 1997, 1996 and 1995 was $434,000,  $255,000 and $248,000,
respectively, which amounts are net of $36,000, $0 and $19,000 of sublease income in 1997, 1996 and 1995.Future minimum lease payments at December 31, 1997 are as follows:

Year Ending December 31,                                       Amount
                                                           (In thousands)
================================================================================
             1998                                            $   477
             1999                                                407
             2000                                                415
             2001                                                353
             2002                                                335
          Thereafter                                           1,598
--------------------------------------------------------------------------------
             Total                                           $ 3,585
================================================================================

15. Estimated Fair Value of Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the estimated fair values of certain financial instruments. Estimated fair values are as of December 31, 1997 and 1996 and have been determined using available market information and various valuation estimation methodologies. Considerable judgment is required to interpret the effects on fair value of such items as future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. The estimates presented herein are not necessarily indicative of the amounts that the Company would realize in a current market exchange. Also, the use of different market assumptions and/or estimation methodologies may have a material effect on the determination of the estimated fair values.

32 o Village Bancorp

                            ----------------------------------------------------
                                 Notes to Consolidated Financial Statements
                            ----------------------------------------------------


================================================================================


                                                               As of December 31,
                                                     1997                               1996
                                                        Estimated                           Estimated
                                            Carrying       Fair                Carrying       Fair
                                             Amount       Value                 Amount       Value
=====================================================================================================
                                                               (In thousands)
Assets:
Cash and cash equivalents                   $ 11,153     $ 11,153              $ 15,145     $ 15,145
Securities                                    54,591       54,763                33,616       33,553
Loans                                        145,051      145,837               123,884      124,275
Loans held for sale                            1,686        1,706                    50           51
Accrued income receivable                      1,881        1,881                 1,401        1,401

Liabilities:
Deposits without stated maturities           122,341      122,341               106,625      106,625
Time deposits                                 81,467       81,646                56,000       55,972
Accrued interest payable                       1,610        1,610                   912          912
=====================================================================================================

The fair value estimates presented above are based on pertinent information available to management as of December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since December 31, 1997 and, therefore, current estimates of fair value may differ significantly from the amounts presented above.

Fair value methods and assumptions are as follows:

Cash and Cash Equivalents, Accrued Income Receivable and Accrued Interest Payable -- The carrying amount is a reasonable estimate of fair value.

Securities -- The fair value of securities was estimated based on quoted market prices or dealer quotes, if available. If a quote is not available, fair value is estimated using quoted market prices for similar securities.

Loans -- The fair value of fixed rate loans has been estimated by discounting projected cash flows using current rates for similar loans. For loans which reprice to market rates or mature within a one year time frame, the carrying amount is a reasonable estimate of fair value. The value of impaired loans of approximately $1,427,000 and $1,576,000 at December 31, 1997 and 1996,
respectivly,are estimated to have a fair value of approximately $1,254,000 and $1,361,000. This estimate is net of other specific and general allowances and is very subjective and may not be indicative of what would be realized in a liquidation situation.

Deposits Without Stated Maturities -- Under the provisions of SFAS No. 107, the estimated fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings accounts, NOW accounts, money market and checking accounts, is equal to the amount payable on demand.

Time Deposits -- The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Off Balance Sheet Risk -- As described in Note 4, the Company was a party to financial instruments with off-balance sheet risk at December 31, 1997. Such financial instruments consist of commitments to extend permanent financing and letters of credit. If the options are exercised by the prospective borrowers, these financial instruments will become interest-bearing assets of the Company. If the options expire, the Company retains any fees paid by the counterparty in order to obtain the commitment or guarantee. The fair value of commitments is estimated based upon fees currently charged to enter into similiar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate commitments, the fair value estimation takes into consideration an interest rate risk factor. The fair value of guarantees and letters of credit is based on fees currently charged for similiar agreements. The fair value of these off-balance sheet items at December 31, 1997 and 1996, respectively, approximates the recorded amounts of the related fees, which are not material. The Company has not engaged in hedge transactions such as interest rate futures contracts or interest rate swaps.

                                                         1997 Annual Report o 33

1997
annual report


O    officers, board of directors &
     advisory board of directors
================================================================================


Village Bancorp, Inc.

Officers

Edward J. Hannafin, Chairman of the Board
Nicholas R. DiNapoli, Vice Chairman of
  the Board
Enrico J. Addessi, Secretary of the Board
Robert V. Macklin, President & Chief Executive
  Officer
James R. Umbarger, Executive Vice President

Board of Directors

Enrico J. Addessi, President -
  Addessi of Ridgefield, Inc.
Jose P. Boa, President -
  Diversified Maintenance Corporation
Richard O. Carey, Owner -
  Connecticut Land Company
Madeline F. Contegni, Partner -
  Prudential Prime Properties
Jeanne M. Cook, Travel Industry Consultant
Nicholas R. DiNapoli, President -
  DiNapoli Development Company, Inc.
Edward J. Hannafin, Attorney - (Principal) Collins,
  Hannafin, Garamella, Jaber & Tuozzolo, P.C.
Joseph L. Knapp, Officer - Knapp Brothers, Inc.
Carl H. Lecher, President - Carl Lecher, Inc.
Robert V. Macklin, President - Village Bancorp, Inc.
Antonio M. Resendes, Department Head -
  Henry Abbott Technical School
Thomas F. Reynolds, Partner -
  Reynolds & Rowella, CPA
Robert Scala, Private Investor
James R. Umbarger, Executrive Vice President -
  Village Bancorp, Inc.



The Village Bank & Trust Company

Officers

Edward J. Hannafin, Chairman of the Board
Nicholas R. DiNapoli, Vice Chairman of the Board
Robert V. Macklin, President & Chief Executive
  Officer
Enrico J. Addessi, Secretary of the Board
Robert Scala, Assistant Secretary of the Board
James R. Umbarger, Executive Vice President &
  Treasurer
Kenneth M. Griffin, Senior Vice President
George W. Hermann, Senior Vice President
Gerard P. Shpunt, Senior Vice President &
  Controller
Paul T. Budrow, Vice President
Dennis J. Fitzgerald,  Vice President
Kathleen Leach, Vice President
Maria J. Murphy, Vice President
Deborah L. Roche, Vice President
Jane Saunders, Vice President
Mary Lou Bell, Assistant Vice President
Joanne Boyer, Assistant Vice President
Richard Fink, Assistant Vice President
Dolores F. Mezo, Assistant Vice President
Maura E. Saraceno, Assistant Vice President
Rita Sedor, Assistant Vice President
Paul M. Schmiedel, Assistant Vice President
William Gabriele, Assistant Treasurer
Marc Hirschenfang, Assistant Treasurer
Claudia K. St. John, Assistant Treasurer
Emma Cardoso, Banking Officer - Operations

34 o Village Bancorp

             -------------------------------------------------------------------
                  Officers, Board of Directors, Advisory Board of Directors
             -------------------------------------------------------------------


================================================================================


The Village Bank & Trust Company

Board of Directors

Enrico J. Addessi, President -
  Addessi of Ridgefield, Inc.
Jose P. Boa, President -
  Diversified Maintenance Corporation
Richard O. Carey, Owner -
  Connecticut Land Company
Madeline F. Contegni, Partner -
  Prudential Prime Properties
Jeanne M. Cook, Travel Industry Consultant
Nicholas R. DiNapoli, President -
  DiNapoli Development Co., Inc.
Edward J. Hannafin, Attorney - (Principal)
  Collins, Hannafin, Garamella, Jaber &
  Tuozzolo, P.C.
Joseph L. Knapp, Officer - Knapp Brothers, Inc.
Carl H. Lecher, President - Carl Lecher, Inc.
Robert V. Macklin, President -
  Village Bancorp, Inc.
Antonio M. Resendes, Department Head -
  Henry Abbott Technical School
Thomas F. Reynolds, Partner -
  Reynolds & Rowella, CPA
Robert Scala, Private Investor
James R. Umbarger, Executive Vice President  -
  Village Bancorp, Inc.

Advisory Board of Directors

Lewis J. Finch, Real Estate Investor -
  Chairman of the Board Emeritus
James Belote, Teacher-
  Ridgefield Public Schools
Loretta Brickley, Zoning Enforcement Officer -
  New Milford
Joseph Brunetti, Retired
Eugene Buccini, Dean - Ancell School,
  Western Connecticut State University
Joseph F. Buzaid, Jr., Owner -
  Powerhouse Appliances
George M. Cohan, Attorney - (Partner)
  Cohan & Kulawitz
Elie S. Coury, Attorney
Paul Dewitt, Owner - Economy Printing
Wendy DiNapoli,Vice President -
  DiNapoli Development, Co., Inc.
Delfina do Nascimento, Co-Owner -
  N&T Enterprises
Eric G. Erhardt, President -
  Ridgefield European Motors, Inc.
Barry Finch, Realtor - Finch Associates
Patrick Fortin, Owner -
  Pat's Sales & Service, Inc.
Dr. Joshua Friedman, President -
  Electro-Lite Corporation
Morley M. Goldberg, M.D. - Physician
Clark A. Heydon, Jr., D.D.S. - Orthodontist
Carmine Iapaluccio. Jr., Owner -
  C. Iapaluccio Co.
George Kaufman, President -
  International Tire Warehouses, Inc.
Paul J. Kuehner, Vice President -
  Building & Land Technology, Inc.
Nicholas M. LaCava, Owner -
  Asco Supply Company, Inc.
Edward J. Manzi, President -
  Woodbury Insurance
Joseph F. Millett, Owner - The Athletic Club
Fred P. Montanari, Real Estate Investor
Abraham Morelli, Jr., First Selectman -
  Town of Ridgefield
Thomas B. Nash, Publisher - The Acorn Press
Louis Nazzaro, Partner - Nazzaro Contracting
Del Overby, Community Leader
R. David Piersall, Real Estate Investor
Gino B. Polverari, Retired
Deborah Pritchard, Vice President -
  Chemical Marketing Concepts, Inc.
Gerald A. Rabin, Owner -
  Ridgefield Hardware Company, Inc.
Octavio Rebelo, Owner - Rebelo's  Realty
Perry Salvagne, Owner - Hodge Insurance
  Agency
Robert J. Sharp, President -
  Newman/Sharp Racing, Inc.
Jeffery Sienkiewicz, Attorney - (Partner)
  Sienkiewicz & McKenna
Thomas M. Sinchak, Attorney
Wayne Skelly,  Zoning Enforcement Officer -
  City of Danbury
John Spatola, Self Employed
O.H. Stark, Marketing Consultant
Donald C. Sturges, Partner - Sturges Bros., Inc.
William W. Sullivan, Attorney - (Partner)
  Sullivan & Biraglia, P.C.
Luis A. Tomas, Owner - European's Furniture
Gino Torcellini, Retired
Valentine Ventura, Owner - Ventura's Insurance
Gerry Ward, President -
  Gerry Ward & Associates

                                                         1997 Annual Report o 35

1997
annual report


O    capital stock, annual meeting,
     request for financial information
================================================================================


Capital Stock

Village Bancorp, Inc. stock is listed on the NASDAQ SmallCap Market. The prices of the Company's common stock as quoted by NASDAQ and the dividends paid during 1997 and 1996 are as follows:

                           1997                               1996

                Bid       Ask       Dividend      Bid        Ask      Dividend
                ---       ---       --------      ---        ---      --------
1st Quarter   $10.50    $11.4375   $.09/Share    $9.375    $10.125   $.075/Share
2nd Quarter   $11.00    $11.75     $.09/Share    $9.50     $10.25    $.085/Share
3rd Quarter   $12.375   $13.50     $.09/Share    $9.50     $10.25    $.085/Share
4th Quarter   $19.25    $22.00     $.09/Share    $10.375   $11.25    $.09/Share

As of December 31, 1997 there were 1,209 stockholders of record.

Annual Meeting

The Company's annual meeting will be held on Monday April 27, 1998, 8:00 PM at The Village Bank & Trust Company, 25 Prospect Street, Ridgefield, Connecticut. Stockholders who cannot attend are urged to exercise their right to vote by proxy.

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

O    The Village Bank & Trust Company
     banking office information
================================================================================

RIDGEFIELD                    WILTON                             NEW MILFORD
25 Prospect Street            219  Town Green                    54 Bridge Street
Ridgefield, CT 06877          Wilton, CT 06897                   New Milford, CT 06776
Manager: Dolores Mezo         Manager: Rita Sedor                Manager:  Maura Saraceno
(203)438-9551                 (203)762-8409                      (860) 350-3460

DANBURY                       WESTPORT                           CITYCENTER DANBURY
28 Shelter Rock Road          244 Post Road East                 2 National Place
Danbury, CT 06810             Westport, CT 06880                 Danbury, CT 06810
Manager: William Gabriele     Manager:  Maria Murphy             Manager:  Paul Schmiedel
(203)798-9696                 (203) 291-7888(203)798-9696        (203) 778-7555